Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

STOCK PURCHASE AGREEMENT

by and among

NIMBELINK CORP.,

AIRGAIN, INC.,

THE PERSONS LISTED ON Annex A ATTACHED HERETO

and

SCOTT SCHWALBE, AS SELLER REPRESENTATIVE

US-DOCS\118611203.10

TABLE OF CONTENTS

Page

Article I. Purchase and Sale of the Shares	1
1.1	Delivery of Closing Payment Certificate; Calculation of Purchase Price1
1.2	Holdback Amount5
1.3	The Closing; Deliverables; Payments6
1.4	Post-Closing Adjustments to Estimated Closing Payment8
1.5	Post-Closing Adjustment Payments9
1.6	Withholding10
1.7	Earn Out Payments10
Article II. REPRESENTATIONS AND WARRANTIES regarding the SELLERS	13
2.1	Organization13
2.2	Power; Authorization13
2.3	Title to Shares13
2.4	No Conflict; Required Filings and Consents13
2.5	Legal Proceedings; Orders14
2.6	Brokerage14
2.7	Affiliated Transactions14
2.8	No Outside Reliance14
Article III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	15
3.1	Organization; Corporate Power15
3.2	Authorization15
3.3	Capitalization and Related Matters15
3.4	Subsidiaries; Investments16
3.5	No Conflict; Required Filings and Consents16
3.6	Financial Statements17
3.7	Liabilities17
3.8	Absence of Certain Developments18
3.9	Sufficiency of Assets; Inventory19
3.10	Intellectual Property19
3.11	Real Property and Leases23
3.12	Contracts23
3.13	Insurance24
3.14	Legal Proceedings; Orders25
3.15	Tax Matters25
3.16	Compliance with Laws; Permits27
3.17	Employees28
3.18	Employee Benefits29
3.19	Affiliated Transactions31
3.20	Environmental Matters31
3.21	Customers and Suppliers31
3.22	Brokerage32
3.23	No Powers of Attorney32
3.24	Books and Records32
3.25	Bank Accounts32

US-DOCS\118611203.10

3.26	No Other Representations or Warranties32
Article IV. REPRESENTATIONS AND WARRANTIES OF the BUYER	33
4.1	Organization; Power33
4.2	Due Execution33
4.3	Earn Out Payment33
4.4	Investment and Financing33
4.5	No Other Representations and Warranties33
Article V. ADDITIONAL AGREEMENTS	33
5.1	Litigation Support33
5.2	Tax Matters34
5.3	Confidentiality37
5.4	Confidentiality of Terms of Transaction, Etc.38
5.5	Further Actions38
5.6	Employee Matters38
Article VI. INDEMNIFICATION	39
6.1	Survival Periods39
6.2	Indemnification of the Buyer Indemnified Parties by the Sellers39
6.3	Indemnification of the Seller Indemnified Parties by the Buyer42
6.4	Special Rule for Fraud, Intentional Misrepresentation and Willful Misconduct42
6.5	Notice and Defense of Third-Party Claims42
6.6	Notice of Non-Third-Party Claims44
6.7	Right of Set Off for Breaches; Recourse.44
6.8	Determination of Loss Amount45
6.9	Net Recoveries45
6.10	Indemnification as Sole Remedy45
6.11	Tax Treatment of Indemnity Payments46
Article VII. DEFINITIONS	46
7.1	Interpretation46
7.2	Certain Definitions46
Article VIII. MISCELLANEOUS	54
8.1	Release54
8.2	No Third-Party Beneficiaries55
8.3	Entire Agreement56
8.4	Successors and Assigns56
8.5	Counterparts56
8.6	Titles56
8.7	Notices56
8.8	Governing Law57
8.9	Consent to Jurisdiction57
8.10	Amendment or Modification58
8.11	Waivers58
8.12	Specific Performance58
8.13	Cumulative Remedies59
8.14	Press Releases59
8.15	Expenses59
8.16	Construction59

US-DOCS\118611203.10

8.17	Severability of Provisions60
8.18	Seller Representative60

Annex ASellers

Exhibit AForm of Non-Competition Agreement

Exhibit B-1Form of Director and Officer Resignation & Release

Exhibit B-2Form of Director and Officer Resignation & Release

Exhibit CPaying Agent Agreement

Exhibit D-1Optionholder Consent Agreement

Exhibit D-2Optionholder Cancellation Agreement

Exhibit EWarrant Cancellation Agreement

US-DOCS\118611203.10

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 7, 2021, by and among (i) NimbeLink Corp., a Delaware corporation (the “Company”), (ii) Airgain, Inc., a Delaware corporation (the “Buyer”), (iii) the Persons listed on Annex A under the heading “Sellers” (collectively, the “Sellers”) and (iv) Scott Schwalbe, solely in his capacity as representative of the Sellers (the “Seller Representative”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Article VII.

RECITALS

A.WHEREAS, the Sellers own all of the issued and outstanding capital stock of the Company, which as of the date of this Agreement consists of 6,537,844 shares of the common stock, $0.0001 par value (the “Common Stock”) and 4,127,131 shares of Preferred Stock (the Preferred Stock, together with the Common Stock, the “Shares”).

B.WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Sellers’ right, title and interest in and to the issued and outstanding Shares, after which the Company shall become a wholly owned subsidiary of the Buyer.

C.WHEREAS, the Board of Directors of the Company has authorized the adoption of this Agreement and determined that it is advisable and in the best interest of their stockholders.

D.WHEREAS, the Non-Compete Parties are concurrently entering into non-competition agreements in the form of Exhibit A (the “Non-Competition Agreements”).

E.WHEREAS, the Buyer and Seller Representative are concurrently entering into a Paying Agent Agreement with Wilmington Trust, national association (the “Paying Agent”) attached hereto as Exhibit C (the “Paying Agent Agreement”).

AGREEMENT

In consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
Purchase and Sale of the Shares

1.1Delivery of Closing Payment Certificate; Calculation of Purchase Price

.

(a)Two (2) Business Days prior to the date hereof, the Sellers have delivered to the Buyer a certificate (the “Closing Payment Certificate”), setting forth (i) the Sellers’ calculation of the Estimated Closing Payment, including the calculations of each of (A) the Indebtedness Amount, (B) the Company Transaction Expenses, (C) the Sellers’ good faith estimate of the amount of Working Capital, as of 11:59 p.m. Central Time on the day immediately preceding the Closing Date (such estimate, “Estimated Working Capital”); (ii) (X) the aggregate amount to be paid to each Equityholder at the Closing in accordance with Section 1.1(c), (Y) each Equityholder’s Pro Rata Portion of the Estimated Closing Payment, (Z) each Equityholder’s address and payment information (together with Section 1.1(a)(ii)(X)

and (Y), the “Payment Spreadsheet”); and (iii) containing a draft consolidated balance sheet for the Company (the “Draft Closing Date Balance Sheet”).  The Company shall prepare the Draft Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and, with respect to the Estimated Working Capital, in a manner consistent with the calculation of the Target Working Capital.

(b)For purposes of this Agreement, the “Estimated Closing Payment” means an amount equal to (i) $15,000,000; plus (ii) the Closing Cash; minus (iii) the Indebtedness Amount; minus (iv) the Company Transaction Expenses; plus (v) the amount (if any) by which Estimated Working Capital exceeds Target Working Capital; minus (vi) the amount (if any) by which Target Working Capital exceeds Estimated Working Capital; minus (vii) the Holdback Amount; minus (viii) the Sellers Expense Amount; minus (ix) the aggregate closing consideration paid in satisfaction of the liquidation preference for Preferred Stock as set forth in the Charter plus (x) the aggregate exercise price of the Cancelled Options and Company Warrants.  The Estimated Closing Payment shall be subject to adjustment as set forth in Section 1.4 and Section 1.5 hereof.

(c)Purchase and Sale of the Shares. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, all right, title and interest in and to all of the Shares held by such Seller immediately prior to the Closing, free and clear of all Liens.

(i)Shares. Each Seller with respect to each share of Preferred Stock and Common Stock, as applicable, shall receive at the Closing an amount in cash equal to that portion of the Estimated Closing Payment set forth on the Payment Spreadsheet in accordance with Sections 2.1 and 2.2 of the Third Amended and Restated Certificate of Incorporation of the Company (the “Charter”) for each such Seller plus, in each case, when, if and to the extent payable hereunder, (A) an amount in cash, without interest, equal to the portion of the Earn Out Payment payable to such Seller on the updated Payment Spreadsheet pursuant to Section 1.7(b)(i), plus (B) an amount in cash, without interest, equal to the portion of the Adjustment Amount payable to such holder on the updated Payment Spreadsheet pursuant to Section 1.5, if any, plus (C) an amount in cash, without interest, equal to the portion of the Holdback Release Amount, if any, payable to such holder on the updated Payment Spreadsheet pursuant to Section 1.2(b), if any. All outstanding Company Restricted Stock shall be entitled to receive the consideration per share of Common Stock provided in this Section 1.1(c)(i) and set forth on the Payment Spreadsheet and the Company shall take all actions necessary to cause the vesting of such Company Restricted Stock to be vested as of no later than immediately prior to the Closing.  Buyer and the Company shall be entitled to require payment in cash or deduction from compensation payable to each holder of Company Restricted Stock pursuant to this Agreement of any sums required by federal, state or local tax law to be withheld with respect to the payments to be paid to such holder with respect to the Company Restricted Stock arising as a result of the foregoing acceleration or the payment of the consideration payable under this Agreement.

(ii)Stock Options

.

A. Effective as of the Closing, each Company Stock Option, to the extent then outstanding and unexercised, that is unvested as of immediately prior to the Closing, and that is held by an individual who, as of immediately after the Closing constitutes an “employee” of Buyer within the meaning of Form S-8 (each, an “Assumed Option”), shall automatically, without any action on the part of the holder thereof, be assumed by Buyer and converted into an option to acquire Buyer Common Stock as adjusted below, subject to the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Closing, including applicable vesting conditions. Accordingly, effective as of the Closing: (i) each such Assumed Option shall be exercisable solely for shares of Buyer Common Stock; (ii) the number of shares of Buyer Common Stock subject to each Assumed Option shall be determined by multiplying the number of shares of Common Stock subject to the Company Stock Option by the Company Equity Award Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Common Stock; and (iii) the per share exercise price for the Buyer Common Stock issuable upon exercise of such Assumed Option shall be determined by dividing the per share exercise price for the shares of Common Stock subject to the Company Stock Option, as in effect immediately prior to the Closing, by the Company Equity Award Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.  For purposes of this Agreement, “Company Equity Award Exchange Ratio” shall mean a fraction, the numerator of which represents the fair market value per share of Common Stock as of immediately prior to the Closing, as determined by an independent third party, and the denominator of which is the Buyer Common Stock Closing Value.

B.Effective as of the Closing, each Company Stock Option, to the extent then outstanding and unexercised and that is not an Assumed Option, including, without limitation, all Company Stock Options that are vested as of immediately prior to the Closing (each, a “Cancelled Option”), shall be automatically cancelled as described in this Section 1.1(c)(ii)(B).  For the avoidance of doubt, to the extent a Company Stock Option is vested in part, and unvested in part, as of the Closing, the vested portion of such Company Stock Option shall be cancelled pursuant to this Section 1.1(c)(ii)(B) and shall be considered a “Cancelled Option,” and the unvested portion of such Company Stock Option, to the extent it qualifies as an Assumed Option, will be treated as an Assumed Option as provided in Section 1.1(c)(ii)(A) above.  In respect of the cancellation and termination of each holder’s Cancelled Options, subject to the holder’s execution and delivery of an Optionholder Consent Agreement, Buyer shall pay to such holder an amount in cash, without interest, equal to (if greater than zero dollars ($0)) (x) (i) the consideration per share of Common Stock payable from the Estimated Closing Payment provided in Section 1.1(c)(i) and set forth on the Payment Spreadsheet less (ii) the aggregate exercise price per share under the Cancelled Options (such amount, the “Cancelled Option Estimated Closing Payment”) plus (y) in each case, when, if and to the extent payable hereunder, (A) an amount in cash, without interest, equal to the portion of the Earn Out Payment payable to such holder on the updated Payment Spreadsheet pursuant to Section 1.7(b)(i), less any portion of the aggregate exercise price per share under the Cancelled Options that has not yet been satisfied as of the date of such payment, plus (B) an amount in cash, without interest, equal to the portion of the Adjustment Amount payable to such holder on the updated Payment Spreadsheet pursuant to Section 1.5, if any, less any portion of the aggregate exercise price per share under the Cancelled Options that has not yet been satisfied as of the date of such payment plus (C) an amount in cash, without interest, equal to the portion of the Holdback Release Amount, if any, payable to such holder on the updated Payment Spreadsheet pursuant to Section 1.2(b), if any, less any portion of the aggregate exercise price per share under the Cancelled Options that has not yet been satisfied as of the date of such payment (collectively such amounts, the “Cancelled Option Payments”).  Such Cancelled Options, and any and all rights of the holder under such Cancelled Options, shall terminate as of the Closing.  The Cancelled Options shall not be assumed by Buyer in connection with the Closing.  Buyer’s payment of the Cancelled Option Payment described in this Section 1.1(c)(ii)(A) in respect of the Cancelled Options shall be in full and final satisfaction of any and all obligations of Buyer, the Company or their Affiliates with respect to such Cancelled Options under the Company Equity Plans and the applicable agreements thereunder.  Buyer and the Company shall be entitled to require payment in cash or deduction from compensation payable to each holder of Cancelled Options pursuant to this Section 1.1(c)(ii)(B) of any sums required by federal, state or local tax law to be withheld with respect to the Cancelled Option Payments to be paid to such holder with respect to the Cancelled Options.  The Cancelled Option Payments shall be subject to all applicable Tax withholding and other required deductions.

C.In the event any Company Stock Options that were outstanding within the three (3) months prior to the Closing are cancelled by the Company prior to the Closing for any reason, with or without consideration (such Company Stock Options, the “Pre-Closing Cancelled Company Options”), such Company Stock Options shall not be considered Assumed Options or Cancelled Options for purposes of this Agreement.  Prior to the Closing, the Company shall cause any consideration payable to the holders of such Pre-Closing Cancelled Company Options to be paid to such holders (the “Pre-Closing Cancelled Company Options Payments”), subject to all applicable Tax withholding and other required deductions.  Each holder of Pre-Closing Cancelled Company Options shall also be required to sign an Optionholder Consent Agreement prior to Closing.

D.Notwithstanding the foregoing, the assumptions described in Section 1.1(c)(ii)(A) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Buyer Common Stock issuable upon exercise of such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.  Following the Closing, (i) Buyer shall assume sponsorship of the Company Equity Plans, provided that references to the Company therein shall be deemed references to Buyer and references to Common Stock therein shall be deemed references to Buyer Common Stock and (ii) each Company Equity Award that has been converted in accordance with this Section 1.1 shall be subject to the same terms and conditions, including any vesting conditions, as had applied to the corresponding Company Equity Award as of immediately prior to the Closing, except for such terms rendered inoperative by reason of the transactions contemplated by this Agreement, subject to such adjustments as reasonably determined by Buyer to be necessary or appropriate to give effect to the conversion or the transactions contemplated by this Agreement. The Company shall, and shall cause the administrator of the Company Equity Plans to, take such actions as are necessary or appropriate to accomplish the foregoing treatment of the Company Stock Options in this Section 1.1(c)(ii) in accordance with applicable law, the Company Equity Plans and the award agreements governing the Company Stock Options thereunder.

(iii)Warrants

. Prior to the date hereof, the Company shall cause each Company Warrant that is outstanding and unexercised as of the date of this Agreement to be terminated as of immediately prior to the date hereof pursuant to a warrant cancellation agreement in the form of Exhibit E attached hereto (each, a “Warrant Cancellation Agreement”).  Neither the Buyer nor the Company following Closing will assume any Company Warrant that is outstanding immediately prior to the date hereof, whether or not then exercisable, and the Company will take any and all action necessary or appropriate to cause all Company Warrants to be terminated prior to the date hereof. In order to receive payment for a Company Warrant, each holder of a Company Warrant must provide the Buyer with a duly completed and validly executed Warrant Cancellation Agreement and each Company Warrant. Each holder of a Company Warrant that has delivered to the Company a duly executed Warrant Cancellation Agreement and each Company Warrant covered thereby, will receive with respect to each Company Warrant, at Closing an amount in cash equal to the consideration per share of Common Stock payable from the Estimated Closing Payment provided in Section 1.1(c)(i) and set forth on the Payment Spreadsheet less the exercise price of each such Company Warrant plus (y) in each case, when, if and to the extent payable hereunder, (A) an amount in cash, without interest, equal to the portion of the Earn Out Payment payable to such holder on the updated Payment Spreadsheet pursuant to Section 1.7(b)(i), plus (B) an amount in cash, without interest, equal to the portion of the Adjustment Amount payable to such holder on the updated Payment Spreadsheet pursuant to Section 1.5, if any, plus (C) an amount in cash, without interest, equal to the portion of the Holdback Release Amount, if any, payable to such holder on the updated Payment Spreadsheet pursuant to Section 1.2(b), if any.

(iv)Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate purchase price paid at the Closing pursuant to this Section 1.1 exceed an amount equal to the Estimated Closing Payment.

1.2Holdback Amount

.

(a)The Sellers hereby authorize and instruct the Buyer to deduct from the Estimated Closing Payment otherwise payable to the Equityholders at the Closing an aggregate amount of $750,000 (the “Holdback Amount”) in order to support the Sellers’ indemnification obligations under Article VI and the Equityholders’ payment obligations under Section 1.5, if any.

(b)Following the date that is 15 months after the Closing Date (the “Holdback Expiration Date”), the Seller Representative shall deliver to the Buyer an updated Payment Spreadsheet including each Equityholder’s Pro Rata Portion of the Holdback Amount, less the Adjustment Amount as paid or reduced from the Holdback Amount in accordance with Section 1.5, less the sum of the aggregate amount of all claims for indemnification asserted in writing by the Buyer prior to the Holdback Expiration Date pursuant to and in accordance with Article VI, less any Company Transaction Expenses arising in connection with the release of the Holdback Amount (such amount, the “Holdback Release Amount”). Within five (5) Business Days of receiving such updated Payment Spreadsheet, the Buyer shall (i) pay or deliver to the Company for payment of (as applicable) that portion of the Holdback Release Amount, if any, designated for the holders of Cancelled Options to such holders through payroll as soon as reasonably practical and (ii) deliver the remaining Holdback Release Amount, if any, to the Paying Agent for payment to the remaining Equityholders, in each case, in accordance with the updated Payment Spreadsheet and each of their respective Pro Rata Portions. Any Company Transaction Expenses arising in connection with the payment of the Holdback Release Amount shall be retained by the Buyer.

1.3The Closing; Deliverables; Payments

.

(a)Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the exchange or electronic signatures on the date hereof. The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing Date will be deemed to have occurred at 12:01 a.m. on the date upon which the Closing occurs.

(b)Closing Deliverables. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing:

(i)Consents. All filings, notices, licenses, permits, approvals and other consents of, to or with, any Person that are listed on Schedule 2.4(a) and Schedule 3.5(a) of the Disclosure Schedules shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Buyer;

(ii)Paying Agent Agreement. The Buyer and Seller Representative shall have entered into the Paying Agent Agreement, and the Paying Agent Agreement shall be in full force and effect;

(iii)Termination of Related-Party Agreements. The Company shall deliver, or caused to be delivered, to the Buyer, written evidence, in form and substance satisfactory to the Buyer, evidencing the termination of the Contracts listed on Schedule 3.19 of the Disclosure Schedules;

(iv)FIRPTA Certificate. The Company shall deliver to the Buyer a properly executed certificate by the Company that meets the requirements of Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) certifying that no interest in the Company is a U.S. real property interest, in form and substance reasonably acceptable to Buyer along with written authorization for Buyer to deliver such notice form to the Internal Revenue Service on behalf of the Buyer upon Closing; provided that if such certificate is not provided, Buyer may proceed with Closing and withhold from any payment to be made under this Agreement an amount the Buyer determines appropriate to comply with applicable Law;

(v)Non-Competition Agreements. Non-Competition Agreements, executed by each of the Non-Compete Parties shall be in full force and effect;

(vi)Offer Letters.  Offer letters, executed by each Continuing Employee shall be in full force and effect;

(vii)Resignations. Resignations of the Company’s directors and officers in the form of Exhibit B-1 or Exhibit B-2, executed by the persons requested by Buyer prior to the Closing shall be in full force and effect;

(viii)Share Certificates. Each Seller shall deliver or cause to be delivered to the Buyer one or more certificates representing all of the Shares held by such Seller, free and clear of all Liens, duly endorsed for transfer or accompanied by appropriate transfer documents, or such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the Buyer shall deem reasonably necessary to vest in the Buyer or one or more of their designees all right, title and interest in, to and under the Shares in the manner described herein, free and clear of all Liens, and in form and substance reasonably satisfactory to the Buyer;

(ix)Company Transaction Expenses. The Sellers shall deliver to the Buyer invoices or other supporting documentation evidencing the Company Transaction Expenses set forth on the Closing Payment Certificate;

(x)Payoff Letters. The Company shall deliver to the Buyer (A) one or more payoff letters, duly executed by the applicable lenders, with respect to all Indebtedness of the Company, accompanied by UCC termination statements, releases and any other documentation reasonably requested by the Buyer to evidence the satisfaction in full of such Indebtedness, in each case, in form and substance satisfactory to the Buyer and (B) a payoff letter duly executed by the person set forth on Schedule 1.3(b)(x) of the Disclosure Schedules with respect to all indebtedness of such person to the Company set forth on Schedule 1.3(b)(x) of the Disclosure Schedules;

(xi)Warrant Cancellation Agreements. Warrant Cancellation Agreements, executed by each holder of the Company Warrants shall be in full force and effect;

(xii)Optionholder Consent Agreements.  Optionholder Consent Agreements in the form of Exhibit D-1 or Exhibit D-2, executed by each holder of Company Stock Options or former holder of Pre-Closing Cancelled Company Options identified on Schedule 1.3(b)(xii) shall be in full force and effect;

(xiii)Pre-Closing Cancelled Company Option Payments.  The Company shall deliver to the Buyer evidence of the payment of all Pre-Closing Cancelled Company Option Payments and any corresponding payment of any applicable Tax withholding and other required deductions, together with the employer portion of any employment Taxes that are incurred by the Company in connection with the payment of the Pre-Closing Cancelled Company Option Payments, to the appropriate governmental authorities; and

(xiv)Other. The Company shall deliver such other documents or instruments as the Buyer may reasonably request or may be required to effect the transactions contemplated by the Transaction Documents.

(c)Closing Payments

.

(i)the Buyer shall deliver to the Paying Agent for payment to the Sellers and holders of the Company Warrants the consideration specified in Section 1.1(c)(i) and (iii) by wire transfer of immediately available funds to the account(s) designated by the Seller Representative in the Payment Spreadsheet in exchange for all Shares held by the Sellers and the Warrant Cancellation Agreements executed by each holder of a Company Warrant;

(ii)the Buyer shall pay or deliver by wire transfer of immediately available funds to the Company for payment of (as applicable) the aggregate Cancelled Option Estimated Closing Payments specified in Section 1.1(c)(ii)(B) to the holders of the Cancelled Options through payroll as soon as reasonably practicable following the Closing;

(iii)the Buyer will, on behalf of the Sellers, deposit into an account that the Seller Representative designates in writing on or before the Closing Date, the amount of $150,000 (the “Sellers Expense Amount”), to be held by the Seller Representative pursuant to the terms of this Agreement and the Transaction Documents;

(iv)the Company shall pay, or cause to be paid, on behalf of the Sellers or the Company, those Company Transaction Expenses required to be paid at the Closing (other than the

Cancelled Option Payments) by wire transfer of immediately available funds to account(s) specified by the Company in the Closing Payment Certificate; and

(v)the Company shall pay, or cause to be paid, the Indebtedness Amount by wire transfer of immediately available funds to account(s) specified by the Company in the Closing Payment Certificate.

1.4Post-Closing Adjustments to Estimated Closing Payment

.

(a) No later than ninety (90) days following the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller Representative a statement (the “Closing Statement”) setting forth the Buyer’s calculation of (i) the Indebtedness Amount; (ii) the Company Transaction Expenses; and (iii) the Closing Working Capital.

(b)During the thirty (30) days after delivery of the Closing Statement, the Buyer will provide the Seller Representative and its accountants reasonable access, during normal business hours and upon reasonable notice, to review the financial books and records of the Company, any of the Company’s accountants’ work papers related to the calculation of amounts in the Closing Statement (subject to the execution of any access letters that such accountants may require in connection with the review of such work papers).  Any information shared with the Seller Representative or its accountants will be subject to Section 5.3, and neither the Buyer nor the Company shall have any obligation to provide information or access to information, materials or persons if doing so could reasonably be expected to (i) unreasonably disrupt the normal operations of the Business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any Law or the terms of any applicable Contract to which the Company, the Buyer or any of their Affiliates is party.  If the Seller Representative disagrees with any of the Buyer’s calculations of any items or amounts set forth in the Closing Statement, the Seller Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to the Buyer disagreeing with such calculations; provided, however, the Objection Notice shall include only objections based on whether (i) such items or amounts were prepared in a manner consistent with the provisions of this Agreement or (ii) there were mathematical errors in the computation.  The Objection Notice shall specify those items or amounts with which the Seller Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller Representative’s calculation, based on such objections, of (i) the Indebtedness Amount, (ii) the Company Transaction Expenses and (iii) the Closing Working Capital.  To the extent any item or amount in the Closing Statement is not set forth in the Objections Notice, the Seller Representative shall be deemed to have agreed with the Buyer’s calculation of all other items and amounts contained therein.  If the Seller Representative does not deliver the Objection Notice within thirty (30) days after delivery of the Closing Statement, then all of the items and amounts set forth in the Closing Statement, including the Indebtedness Amount, the Company Transaction Expenses and the Closing Working Capital, as applicable, shall be deemed to be Final and Binding on the Sellers and the Buyer.

(c)If the Objection Notice is timely delivered pursuant to Section 1.4(a), the Seller Representative and the Buyer shall, during the thirty (30) days following such delivery, negotiate in good faith to reach agreement on the value of the disputed items or amounts.  If, during such period, the Seller Representative and the Buyer are unable to reach agreement on all disputed items and amounts, they shall promptly thereafter mutually engage and submit such dispute to an independent accounting firm nationally or regionally recognized and reasonably satisfactory to the Seller Representative and the Buyer (the “Accounting Referee”) for Final and Binding resolution.  The Accounting Referee’s determination will be based solely on presentations by the Seller Representative and the Buyer or their respective representatives that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and the Seller Representative and the Buyer shall cause the

Accounting Referee to deliver to the Seller Representative and the Buyer as promptly as practicable a written report setting forth its determination of the items and/or amounts in dispute.  Such report shall be Final and Binding on the Sellers and the Buyer absent manifest error.  The fees of the Accounting Referee shall be borne by the Buyer and the Sellers in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Accounting Referee).  “Final Resolution Date” shall be the earlier of (i) the day on which written notice is received by the Buyer from the Seller Representative that the Seller Representative is in agreement with the Closing Statement and will not deliver an Objection Notice with respect thereto, (ii) thirty (30) days after delivery of the Closing Statement if the Objection Notice is not delivered or (iii) if the Objection Notice is timely delivered then the earlier of when the parties reach a written agreement on the value of the disputed items pursuant to the terms of this Section 1.4 or three (3) Business Days after the Accounting Referee delivers its final report.

1.5Post-Closing Adjustment Payments

.

(a)The “Final Closing Payment” shall be an amount equal to (i) $15,000,000; plus (ii) the Closing Cash as finally determined pursuant to Section 1.4, minus (iii) the Company’s Indebtedness Amount as finally determined pursuant to Section 1.4; minus (iv) the Company Transaction Expenses as finally determined pursuant to Section 1.4; plus (v) the amount (if any) by which Closing Working Capital as finally determined pursuant to Section 1.6 exceeds Target Working Capital; minus (vi) the amount (if any) by which Target Working Capital exceeds Closing Working Capital as finally determined pursuant to Section 1.4 minus (vii) the Holdback Amount minus (viii) the Sellers Expense Amount.  The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to the Final Closing Payment minus the Estimated Closing Payment.

(b)If the Adjustment Amount, as finally determined pursuant to Section 1.4, is a negative number, within five (5) days after the Final Resolution Date, (i) the Buyer shall reduce the Holdback Amount by an amount equal to the absolute value of the Adjustment Amount and (ii) if the absolute value of the Adjustment Amount exceeds the balance of the Holdback Amount, each Equityholder shall deliver within five (5) days to the Buyer a payment, by cashier’s or certified check, or wire transfer of immediately available funds to the account designated by the Buyer, equal to such Equityholder’s Pro Rata Portion of the amount by which the absolute value of the Adjustment Amount exceeds the Holdback Amount, as reflected in an updated Payment Spreadsheet delivered by the Seller Representatives to the Buyer and Equityholders.

(c)If the Adjustment Amount, as finally determined pursuant to Section 1.4, is a positive number, then the Buyer shall, within five (5) days after receiving an updated Payment Spreadsheet from the Seller Representative following the Final Resolution Date, (i) pay or deliver to the Company for payment of (as applicable) that portion of the Adjustment Release Amount designated for the holders of Cancelled Options to such holders through payroll as soon as reasonably practicable and (ii) deliver to the Paying Agent by wire transfer, immediately available funds in the amount equal to the remaining Adjustment Release Amount for distribution to each remaining Equityholder, in accordance with their respective Pro Rata Portions. Any Company Transaction Expenses arising in connection with the payment of the Adjustment Amount shall be retained by the Buyer.

(d)If the Adjustment Amount is equal to zero (0), then no payment shall be made by or to any party hereunder.

(e)Any payment of an Adjustment Amount shall constitute an adjustment to the Estimated Closing Payment for all Tax purposes and shall be treated as such by the Buyer and Sellers on their Tax Returns to the extent permitted by Law.

1.6Withholding

.  Notwithstanding anything to the contrary in this Agreement, the Buyer, the Company, the Paying Agent and their Affiliates (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

1.7Earn Out Payments

.

(a)Earn Out Payments. Subject to and in accordance with the terms and conditions set forth in this Section 1.7, the Equityholders shall be eligible to receive up to $8,000,000 (the “Maximum Earn Out”) payable at a rate of [***] of Earn Out Revenue recognized by the Company in the calendar year 2021 in excess of the amount set forth on Schedule 1.7(a) of the Disclosure Schedules (the “Earn Out Payment”).

(b)Payment, Audit and Reporting.

(i)Within 90 days after the completion of the 2021 calendar year, Buyer shall prepare and deliver to the Seller Representative a written report setting forth the Earn Out Payment achieved, if any, and Buyer’s calculations of the measurements relating to the Earn Out Payment achieved (the “Earn Out Report”).  Upon receipt of such written report, the Seller Representative shall deliver to Buyer an updated Payment Spreadsheet including each Seller’s Pro Rata Portion of the achieved Earn Out Payment.

(ii)During the thirty (30) days after delivery of the Earn Out Report, the Buyer will provide the Seller Representative and its accountants reasonable access, during normal business hours and upon reasonable notice, to review the financial books and records of the Company related to the calculation of amounts in the Earn Out Report.  Any information shared with the Seller Representative or its accountants will be subject to Section 5.3, and neither the Buyer nor the Company shall have any obligation to provide information or access to information, materials or persons if doing so could reasonably be expected to (i) unreasonably disrupt the normal operations of the Business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any Law or the terms of any applicable Contract to which the Company, the Buyer or any of their Affiliates is party.  If the Seller Representative disagrees with any of the Buyer’s calculations of any items or amounts set forth in the Earn Out Report, the Seller Representative may, within thirty (30) days after delivery of the Earn Out Report, deliver a written notice (the “Earn Out Objection Notice”) to the Buyer disagreeing with such calculations; provided, however, the Earn Out Objection Notice shall include only objections based on whether (i) such items or amounts were prepared in a manner consistent with the provisions of this Agreement or (ii) there were mathematical errors in the computation.  The Earn Out Objection Notice shall specify those items or amounts with which the Seller Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller Representative’s calculation, based on such objections, of the Earn Out Payment achieved.  To the extent any item or amount in the Earn Out Report is not set forth in the Earn Out Objection Notice, the Seller Representative shall be deemed to have agreed with the Buyer’s calculation of all other items and amounts contained therein.  If the Seller Representative does not deliver the Earn Out Objection Notice within thirty (30) days after delivery of the Earn Out Report, then all of the items and amounts set forth in the Earn Out Report shall be deemed to be Final and Binding on the Sellers and the Buyer.

(iii)If the Earn Out Objection Notice is timely delivered pursuant to Section 1.7(b)(ii), the Seller Representative and the Buyer shall, during the thirty (30) days following such delivery, negotiate in good faith to reach agreement on the value of the disputed items or amounts.  If, during such period, the Seller Representative and the Buyer are unable to reach agreement on all disputed items and amounts, they shall promptly thereafter mutually engage and submit such dispute to the Accounting Referee for Final and Binding resolution.  The Accounting Referee’s determination will be based solely on presentations by the Seller Representative and/or its representatives and the Buyer that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and the Seller Representative and the Buyer shall cause the Accounting Referee to deliver to the Seller Representative and the Buyer as promptly as practicable a written report setting forth its determination of the items and/or amounts in dispute.  Such report shall be Final and Binding on the Sellers and the Buyer absent manifest error.  The fees of the Accounting Referee shall be borne by the Buyer and the Sellers in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Accounting Referee).  “Earn Out Final Resolution Date” shall be the earlier of (i) the day on which written notice is received by the Buyer from the Seller Representative that the Seller Representative is in agreement with the Earn Out Report and will not deliver an Earn Out Objection Notice with respect thereto, (ii) thirty (30) days after delivery of the Earn Out Report if the Earn Out Objection Notice is not delivered or (iii) if the Earn Out Objection Notice is timely delivered then the earlier of when the parties reach a written agreement on the value of the disputed items pursuant to the terms of this Section 1.7(b) or three (3) Business Days after the Accounting Referee delivers its final report.

(iv)Within three (3) Business Days of the Earn Out Final Resolution Date, Buyer shall (i) pay or deliver to the Company for payment of (as applicable) the portion of the Earn Out Payment, if any, designated for the holders of Cancelled Options to such holders through payroll as soon as reasonably practical and (ii) deliver the remaining Earn Out Payment, if any, to the Paying Agent for payment to the remaining Equityholders, in each case, in accordance with their respective Pro Rata Portions and such updated Payment Spreadsheet pursuant to Section 1.7(b)(i); provided that, Buyer shall retain any Company Transaction Expenses that arise in connection with the Earn Out Payment and deduct such Company Transaction Expenses from the Earn Out Payment prior to distributing such payment in accordance with this Section 1.7(b)(iv).  If the Buyer fails to pay the Earn Out Payment when due, such Earn Out Payment shall accrue interest at the prime rate as most recently published in the Wall Street Journal as of the time of the Earn Out Final Resolution Date, from the date that the Earn Out Payment is due until such Earn Out Payment, and all accrued interest thereon, shall be paid to the Paying Agent for payment to the Sellers.

(c)Certain Remedies; Disclaimers. The Company and the Sellers acknowledge and agree that, without limiting the provisions and obligations of Buyer in this Section 1.7, but subject to the requirements set forth in Section 1.7(e) below, (i) the sole and exclusive right of the Sellers under this Section 1.7 will be to receive, subject to the other terms of this Agreement, the Earn Out Payment payable pursuant to this Section 1.7 if the Equityholders following the end of the 2021 calendar year achieve such Earn Out Payment subject to each of the conditions and qualifications contemplated herein; (ii) Buyer will have the right to operate the business of the Company following Closing as it chooses, in its sole discretion; (iii) Buyer is not under any obligation to provide any specific level of investment or financial assistance to the Company following Closing or to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of the Company following Closing, except as expressly set forth in this Section 1.7; (iv) Buyer is not representing or warranting that the Earn Out Payment will be made; and (v) notwithstanding anything to the contrary contained herein or in the business plan of the Company from time to time, and without limiting the foregoing, Buyer may, at any time after the Closing, in its sole discretion, (x) merge or consolidate the Company with or into Buyer or any subsidiary of Buyer (regardless of whether or not the Company is the surviving entity of any such merger or consolidation) or (y) move or integrate certain corporate functions of the Company’s businesses (including with respect to corporate, finance, human resources and legal functions).

(d)Non-Assignment of Rights to Earn-Out Payments

. No Seller may assign, delegate, or otherwise transfer any of its rights to the Earn Out Payment without the prior written consent of the Buyer.  Any attempted or purported transfer in violation of the preceding sentence will be null and void. The Sellers hereby acknowledge and agree that: (i) the Earn Out Payment does not represent any ownership or equity participation interest in the Company or the Buyer and does not entitle any Seller to voting rights or rights to dividend payments, (ii) the Earn Out Payment is solely represented by this Agreement and are not represented by any certificate, instrument or other delivery, (iii) the Earn Out Payment is solely a contractual right and is not a security for purposes of any securities Laws, and confer upon the Sellers only the rights of a general unsecured creditor under applicable Law, (iv) subject to Section 1.7(b)(iv), the Earn Out Payment does not bear interest and (v) the Earn Out Payment is not redeemable.

(e)Earn Out Protections.  Following the Closing Date and until the completion of the 2021 calendar year, (i) the Buyer will operate the Company in good faith, (ii) the Buyer shall not take any actions (or omit to take any actions) in bad faith that would have the primary purpose of avoiding or reducing the Earn Out Payment hereunder and (iii) in the event the Buyer or the Company (A) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 1.7.

(f)Tax Treatment of Earn Out Payments

. The Earn Out Payment made to any party pursuant to this Section 1.7 shall constitute an adjustment to the consideration paid by the Buyer to the Sellers pursuant to this Agreement for Tax purposes and shall be treated as such by the Buyer and the Sellers on their respective Tax Returns to the extent permitted by applicable Law.

Article II.
REPRESENTATIONS AND WARRANTIES regarding the SELLERS

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to the Buyer herewith (the “Disclosure Schedules”), each Seller, severally and not jointly and severally, hereby represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date hereof.

2.1Organization

.  Such Seller, if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified (except, in the case of good standing, for entities incorporated or organized under the Laws of any jurisdiction that does not recognize such concept).

2.2Power; Authorization

.  Such Seller has all requisite power and authority to execute, deliver and perform his, her or its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party, and the compliance by such Seller with the provisions of this Agreement and each Transaction Document to which it is a party, have been duly authorized by such Seller.  All actions and proceedings required to be taken by or on the part of such Seller to authorize and permit the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, have been duly and validly taken.  This Agreement has been, and each other Transaction Document to which such Seller is a party has been, duly executed and delivered by such Seller.  This Agreement constitutes, and each other Transaction Document to which such Seller is or will be a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

2.3Title to Shares

.  Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Schedule 2.3 of the Disclosure Schedules, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws or the Contracts to be terminated pursuant to Section 1.3(b)(iii) of this Agreement.  Such Seller has all requisite power and authority to sell, transfer, assign and deliver the Shares as provided herein and the other Transaction Documents to which such Seller is a party, and at the Closing, such Seller shall transfer to the Buyer good and marketable title to the Shares owned by such Seller, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws.  Other than this Agreement and the Contracts to be terminated at Closing pursuant to Section 1.3(b)(iii), such Shares are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

2.4No Conflict; Required Filings and Consents

.

(a)The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party does not, and the performance by such Seller of this Agreement and such other Transaction Documents will not, (i) if such Seller is an entity, conflict with or violate any provision of the organizational documents of such Seller; (ii) conflict with or violate any Law applicable to such Seller or any of his, her or its Affiliates or by which any property or asset of such Seller or his, her or its Affiliates is bound or affected; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any obligation or right under any Contract or Permit to which such Seller is a party or to which any of his, her or its property or assets is subject; or (iv) result in the creation of a Lien on any property or asset of such Seller (including any Shares) or any of his, her or its Affiliates.

(b)The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party does not and will not, and the performance of this Agreement and the Transaction Documents to which such Seller is a party will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity (excluding any consents contemplated by Section 3.5 of this Agreement).

2.5Legal Proceedings; Orders

.  There are no Actions or Orders pending or, to such Seller’s Knowledge, threatened against or affecting such Seller, that (a) could reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party or (b) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement or any other Transaction

Document to which such Seller is a party.  Such Seller is not subject to any Order that relates to the Business of, or any assets owned or used by, the Company.

2.6Brokerage

.  Except as set forth on Schedule 2.6 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party based on any Contract to which such Seller is a party or that is otherwise binding upon such Seller and no Person is entitled to any fee or commission or like payment in respect thereof.

2.7Affiliated Transactions

.  Neither such Seller nor any Affiliate of such Seller that is a Related Party (a) is a party to any Contract with the Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by the Company or necessary for the Business; (d) has outstanding any Indebtedness owed to the Company; or (e) has received any funds from the Company since the date of the Latest Balance Sheet, or is the obligee or beneficiary of any Liability of the Company, in each case, except as set forth on Schedule 3.7(a) of the Disclosure Schedules or with respect to employment-related compensation or Liabilities therefore received or payable in the ordinary course of business.

2.8No Outside Reliance

. Each Seller acknowledges and agrees that neither the Buyer nor any of its directors, officers, employees or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and not has relied on any representation, warranty or statement of any kind by the Buyer its directors, officers, employees or representatives), beyond those expressly given in Article IV, including any implied warranty or representation as to the future development, marketing, promotion or sale of any Company Product or Company Product-related service or likelihood of achievement of the Maximum Earn Out or the Earn Out Payment. Without limiting the generality of the foregoing, it is understood that any plans, projections or other predictions, as well as any information, documents or other materials or presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Buyer and no representation or warranty is made as to the accuracy or completeness of any of the foregoing.

Article III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, the Company and each Seller, jointly and severally, hereby represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date hereof.

3.1Organization; Corporate Power

.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified.  The Company possesses all requisite corporate power and authority necessary to (i) own, operate, lease and license its properties, (ii) to carry on its business as now conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party and to consummate the transactions contemplated hereunder and thereunder.  True, correct, and complete copies of the Company’s organizational documents currently in effect have been provided to the Buyer and reflect all amendments made thereto at any time prior to the date hereof.

3.2Authorization

.  All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party, have been duly and validly taken.  This Agreement has been, and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company.  This Agreement constitutes, and each other Transaction Document to which the Company is a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case subject to the Enforceability Exceptions.

3.3Capitalization and Related Matters

.

(a)Schedule 3.3(a) of the Disclosure Schedules sets forth as of the date hereof (i) the number of authorized shares of Common Stock (including Company Restricted Stock) and Preferred Stock and (ii) a true, correct and complete list of the record holders of the Common Stock and the Preferred Stock, listing for each Person including: (A) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization, (B) the number of shares of Shares owned by such Person, and (C) with respect to Company Restricted Stock, the vesting status and schedule with respect to such Company Restricted Stock, the Company Equity Plan pursuant to which such Company Restricted Stock was granted, and whether a valid and timely election under Section 83(b) of the Code (an “83(b) Election”) was filed in connection with any such Company Restricted Stock.  The Company has provided copies of all such 83(b) Elections.

(b)Schedule 3.3(b) of the Disclosure Schedules sets forth, as of the date hereof, each outstanding Company Stock Option and, to the extent applicable: (i) the type of stock option (including whether an incentive or nonqualified stock option) and the name of the holder thereof, (ii) the number of shares of Common Stock issuable thereunder, (iii) the expiration date, (iv) the exercise price, (v) the grant date, (vi) the vesting schedule (including any acceleration terms applicable to such Company Stock Option and (vii) whether an 83(b) Election was timely remitted to the Internal Revenue Service.  All Company Stock Options were issued pursuant to the Company Equity Plans. The Company has provided or otherwise made available to Buyer accurate and complete copies of the Company Equity Plans and the form of all award agreements evidencing the Company Equity Awards.

(c)Schedule 3.3(c) of the Disclosure Schedules sets forth , as of the date hereof, each outstanding Company Warrant and, to the extent applicable: (i) the name of the holder thereof, (ii) the number of shares of Common Stock issuable thereunder, (iii) the expiration date, (iv) the exercise price, and (v) the grant date.

(d)All of the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.  Immediately after the Closing, the Buyer shall own all of the outstanding Shares, free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws.  Except as set forth on Schedule 3.3(b) and Schedule 3.3(a), there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interests in, the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or containing any profit participation features; or (iii) options, warrants, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue or allot, any capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, the Company.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any securities of the Company.  There are no statutory or contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Shares.  Except for the Contracts to be terminated pursuant to Section 1.3(b)(iii), there are no agreements with respect to the voting or transfer of the Shares to which the Company is a party or, to the Knowledge of the Company, to which any Seller is a party.

(e)Each Company Equity Plan and each Company Equity Award was duly approved by all necessary corporate action and in accordance with applicable Law. Each Company Equity Award was granted in accordance with the terms of the applicable Company Equity Plan and in compliance, in all material respects, with all applicable Laws. With respect to the Company Stock Options, (i) each grant was duly authorized no later than the date on which the grant of such option was by its terms to be effective on the date the option was granted by all necessary corporate action, (ii) each has an exercise price equal to no less than the fair market value of the underlying shares of Common Stock on the applicable grant date as determined by the Company’s board of directors in good faith, (iii) no Company Stock Option is subject to Section 409A of the Code, and (iv) each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

3.4Subsidiaries; Investments

.

(a)The Company does not own, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person.  The Company has no subsidiaries. The Company does not own any debt securities in any Person.

3.5No Conflict; Required Filings and Consents

.

(a)Except as set forth on Schedule 3.5(a), the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party does not, and the performance by the Company of this Agreement and such other Transaction Documents will not, (i) conflict with or violate any provision of the organizational documents of the Company; (ii) conflict with or violate any Law applicable to the Company or any of its Affiliates or by which any property or asset of the Company or any of its Affiliates is bound or affected; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Material Contract or Permit; (iv) result in the creation of a Lien on any property or asset of the Company or any of its Affiliates; or (v) cause the Company or any of its Affiliates to become subject to, or to become liable for the payment of, any Tax.

(b)The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party does not and will not, and the performance of this Agreement and such other Transaction Documents by the Company will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity.

3.6Financial Statements

.  Schedule 3.6 of the Disclosure Schedules sets forth true, correct and complete copies of the Company’s (a) consolidated financial statements of the Company (including the balance sheet and the related statements of income, stockholders’ deficit and cash flows), audited, as of and for the year ended December 31, 2019 and (b) unaudited consolidated balance sheet as of December 31, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statement of income for the twelve-month period then ended (collectively, the “Financial Statements”).  Each of the Financial Statements (including in all cases the notes and schedules thereto, if any) (i) was prepared from, and is consistent with, the books and records of the Company, (ii) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) presents fairly the financial condition, results of operations, stockholders’ equity and cash flow of the Company as of the dates and for the periods referred to therein, subject to normal, recurring year-end adjustments (none of which would be material, individually or in the aggregate).  No financial statements of any Person other than the Company are required by GAAP to be included or reflected in any of the foregoing financial statements.  The Company has also delivered or made available to the Buyer through the data room true, correct and complete copies of any letters from the Company’s auditors to the Company’s board of directors or audit committee thereof during the twelve months prior to the date of this Agreement, together with true, correct and complete copies of all responses thereto.

3.7Liabilities

.

(a)Schedule 3.7(a) of the Disclosure Schedules sets forth all outstanding Indebtedness of the Company, and for each item of Indebtedness, identifies the debtor, the principal amount outstanding as of the date of this Agreement, the creditor, the maturity date, any prepayment penalties or fees or defeasance requirements, whether such Indebtedness will be required to be repaid in connection with the transactions contemplated by the Transaction Documents and the collateral, if any, securing such Indebtedness.  All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by the Transaction Documents.  No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

(b)The Company has no Liability and there is no basis for any Action with respect to any Liability, except for Liabilities (i) reflected on the face of the Latest Balance Sheet or described on Schedule 3.7(a) of the Disclosure Schedules; (ii) incurred in connection with the execution of this Agreement; (iii) of the type reflected on the face of the Latest Balance Sheet which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action, none of which are material individually or in the aggregate and all of which will be included in the calculation of Closing Working Capital); or (iv) Liabilities specifically set forth on Schedule 3.7(b).

(c)The Company applied for and has been granted forgiveness by the Small Business Association and Choice Bank for the entirety of its Paycheck Protection Program loan in the amount of $442,000, each in compliance with applicable Law and has no outstanding obligations, with respect to payments or otherwise, under such loan.

3.8Absence of Certain Developments

.  Since the date of the Latest Balance Sheet, the Company has conducted the Business in the ordinary course of business consistent with past practice and there has not occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  Since the date of the Latest Balance Sheet, the Company has not:

(a)sold, leased, licensed (as licensor), abandoned, fail to maintain, assigned, disposed of or transferred (including transfers to the Company or any of its employees or Affiliates) any of its assets (whether tangible or intangible), other than the Company Products in the ordinary course of business consistent with past practice;

(b)mortgaged, pledged or subjected to any Lien any portion of its properties or assets, other than Permitted Liens;

(c)made, committed to make or authorized any capital expenditure in excess of $25,000.00;

(d)acquired (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the assets or business of any Person, or otherwise acquired any material assets of any Person;

(e)incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person;

(f)entered into, amended, modified, accelerated, extended, renewed or terminated any Contract that would be deemed a Material Contract if such Contract had not been terminated;

(g)issued, sold, pledged, disposed of, encumbered or transferred any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company;

(h)waived, released, assigned, settled or compromised any material rights or claims, or any litigation or arbitration in excess of $25,000.00;

(i)disclosed any trade secrets (including source code for the Company Software) or other proprietary and confidential information to any Person that is not subject to any confidentiality or non-disclosure agreement;

(j) amended or modified the organizational documents of the Company;

(k) (i) hired, engaged, furloughed, reduced the working schedule of or terminated any employee, consultant or director or other service provider of the Company (together, the “Service Providers”), (ii) paid, announced, promised or granted, whether orally or in writing, any increase in or establishment of (as applicable) any compensation or benefits payable or provided to any current or former Service Provider (or his or her eligible dependents), including any increase or change pursuant to any Plan (except as required by any applicable Law), (iii) accelerated the vesting or payment of any compensation or benefits under any Plan, (iv) entered into, adopted, terminated or materially amended any Plan, or (v) entered into any loan or extended any credit to any current or former Service Provider;

(l)made, changed or revoked any Tax election; settled or compromised any claim, notice, audit report or assessment in respect of Taxes; changed any annual Tax accounting period; adopted or changed any method of Tax accounting; filed any amended Tax Return; entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes); surrendered any right to claim a Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(m)agreed or committed to do any of the foregoing.

3.9Sufficiency of Assets; Inventory

.

(a)The Company has good and marketable title to, a valid leasehold interest in or a valid license to use, all the properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired thereafter (the “Company Assets”), free and clear of all Liens, other than Permitted Liens.  The Company Assets are in good operating condition (normal wear and tear excepted) and are fit in all material respects for use in the ordinary course of business.  The Company Assets are all of the material tangible properties, assets, rights, interests, Contracts and employees necessary to enable the Buyer to own and operate the business of the Company in the manner in which such business is currently being operated.

(b)All of the inventory of the Company is in good condition and free of any material defect or deficiency, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at customary gross margins consistent with the past practices of the Company.  The inventory levels maintained by the Company (i) are not excessive relative to its normal operating requirements and (ii) are adequate for the conduct of the Company’s operations in the ordinary course of business.  The value of all items of obsolete and of below standard quality has been written down to the net realizable value or adequate reserves have been provided therefore.

3.10Intellectual Property

.

(a)Schedule 3.10(a) sets forth a complete and accurate list and description, as of the date of this Agreement, of each Company Product, including any product or service currently under development by the Company.

(b)Schedule 3.10(b) sets forth a complete and accurate list as of the date of this Agreement of (i) each item of Registered IP, setting forth for each such item of Registered IP, the record owner(s) of such item and if different, the legal owner(s) and beneficial owner(s) of such item, the nature of each owner’s ownership interest, the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, the filing date or registration date and issuance or grant date, and, with respect to domain names, the applicable domain name registrar, and (ii) all unregistered trademarks used in connection with any Company Product.  To the Knowledge of the Company, all Registered IP is valid, subsisting, and enforceable.  All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No application for, or registration with respect to, any Registered IP has been abandoned, cancelled, allowed to lapse, or rejected. Except for notices or claims received from the United States Patent and Trademark Office in the ordinary course of prosecuting applications for Registered IP, no interference, opposition, reissue, reexamination, or other Action is, or since January 1, 2017, has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Registered IP is being or has been contested or challenged.  The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered IP.  Each item of Registered IP is and at all times has been filed and maintained in compliance with all applicable Laws (including without limitation all applicable duties of candor and good faith in dealing with any applicable patent office). To the Knowledge of the Company, no trademark owned, used, or applied for by the Company conflicts or interferes with any trademark owned, used, and applied for by any other Person for the same class of goods or services.  To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by the Company.  Section 3.10(b) of the Disclosure Schedules sets forth a summary listing with respect to each item of Registered IP of all legally required actions, filings and payment obligations known to Company as of the Closing Date hereof and due to be made to any Governmental Entity within one hundred and eighty (180) days following the Closing Date.

(c)To the Knowledge of the Company, none of (i) the Company IP, (ii) the conduct of the businesses of the Company or (iii) any Company Product is infringing upon, misappropriating or violating or has infringed upon, misappropriated, or violated, any Intellectual Property rights of third parties and the Company has not received any written charge, complaint, claim, demand, or notice during the past three years alleging any such interference, infringement, misappropriation or violation (including any invitation for the Company to license any Intellectual Property rights of a third party or a claim for the Company to refrain from using any Intellectual Property rights of any third party).  Except as set forth on Schedule 3.10(c) of the Disclosure Schedules, to the Knowledge of the Company, no third party is infringing upon, misappropriating or violating, or has infringed upon, misappropriated or violated, any Company IP.

(d)The Company exclusively owns all right, title, and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens) and has the right to use all Intellectual Property used in, held for use in, or necessary for the conduct of the business of the Company as currently conducted.  Each Person who is or was an employee, officer, director or contractor of the Company has signed a (1) valid and enforceable agreement containing an irrevocable assignment to the Company of all Intellectual Property developed by such Person during his or her employment or engagement with the Company, and (2) waiver of any applicable moral rights. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property used or held for use by the Company.  The Company has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP to any Person.  Since January 1, 2017, the Company has not received any written claims challenging or contesting the Company’s ownership of any Company IP or the validity, scope or enforceability of any Company IP (other than the right to use Company IP expressly granted to such Person under a Contract with the Company). To the Knowledge of the Company, no employee of the Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company, or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her activities as an employee of the Company.

(e)Except with respect to any Contract to which the Buyer or any of its subsidiaries is a party prior to the Closing and which are unrelated to this transaction, the execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause:  (i) a loss of, or Lien on, any Company IP; (ii) a material breach of, termination of, or acceleration or modification of any right under any Contract listed or required to be listed in Sections 3.11(a) of the Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)Schedule 3.10(f) contains an accurate and complete list and description of all Company Software incorporated in, provided with, used or held for use in or otherwise necessary for the development, use, support, and maintenance of the Company Products.

(g)No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”).  The Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.

(h)No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company who needs such source code to perform his or her job duties.  The Company has no contractual obligation to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person.  To the Knowledge of the Company, since January 1, 2017, no event has occurred, and no circumstance or condition exists (including the consummation of the transactions contemplated by this Agreement), that, with or without notice or lapse of time, will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person.

(i)No Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any license for Open Source Software) that (i) could require, or could condition the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for a Company Software or any portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Software or portions thereof, (C) licensing or otherwise distributing or making available a Company Software or any portion thereof for a nominal or otherwise limited fee or charge, (D) imposes any restriction on the consideration to be charged for the distribution thereof; (E) creates, or purports to create, obligations for Company with respect to any Company Software or grants, or purports to grant, to any third party, any rights or immunities under any Company Software; or (F) imposes any other material limitation, restriction, or condition on the right of Company with respect to its use or distribution, other than attribution requirements or (ii) could require payment of royalties or other consideration to a third party in connection with the sale, use or distribution of Company Product.

(j)The information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases used by the Company (collectively, “IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the businesses of the Company, including with the respect to redundancy, reliability, scalability and security.  The IT Systems are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Without limiting the foregoing, (i) the Company has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (ii) the Company has in effect commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken all commercially reasonable steps to safeguard the security and the integrity of its IT Systems. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. The Company has implemented any and all material security patches or upgrades that are generally available for the IT Systems.

(k)The privacy policies and any other terms applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals by or on behalf of the Company (the “Privacy Policies”) are prominently posted and accessible to individuals on each website operated by or on behalf of the Company and on any other mechanism through which the Company collects Personal Information, in each case in accordance with applicable Laws. The Company has at all times made all privacy disclosures to users or customers required by applicable Laws, and none of such privacy disclosures made or contained in any Privacy Policy has been in violation of any applicable Laws in any material respect. The Company materially complies, and at all times since January 1, 2017, has materially complied, with: (i) the Privacy Policies then in effect; (ii) the Company’s other contractual obligations to third parties regarding Personal Information, including such contractual obligations to vendors, marketing affiliates, advertisers and advertising networks, and other business partners; (iii) applicable Laws related to the collection, use, access to, transmission, disclosure, alteration, protection or handling of Personal Information, and applicable industry standards related to such Laws, including without limitation, the Payment Card Industry Data Security Standards. To the extent applicable, the Company has all necessary authority, rights, consents and authorizations to collect, use, maintain, disclose, process or transmit any Personal Information maintained by or for the Company and to the extent required in connection with the operation of the Company as currently conducted.  The Company does not sell, rent, or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with applicable Laws and Privacy Policies. The Company has obtained written agreements from all subcontractors to which the Company has provided or disclosed Personal Information that satisfy the requirements of applicable Laws. The Company has entered into all agreements required by applicable Laws in connection with the collection, receipt, access, transfer, processing, use and disclosure of Personal Information, including, without limitation, all required Business Associate Agreements (as such term is defined under HIPAA), and such agreements satisfy all the requirements of applicable Laws, permit the Company to operate the business of the Company as it is presently conducted, and the Company is not in material breach of any such agreements.

(l)The Company has taken commercially reasonable measures that protect and maintain the confidential nature of any Personal Information to which the Company has access and that protect such Personal Information against loss, theft and unauthorized access or disclosure (including unauthorized access or use by the employees and contractors of the Company), including without limitation implementing and maintaining commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect its confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including Personal Information.  The Company has not experienced any loss, alteration, disclosure or destruction of, misuse of, unauthorized third party access to, or damage to, data held or processed by or on behalf of any of the Company’s customers or employees, including Personal Information.  Since January 1, 2017, the Company has not received any written claims, notices or complaints regarding the Company’s information handling or security practices or the disclosure, retention, misuse or security of any Personal Information maintained by or on behalf of the Company, or alleging a violation of any person’s privacy, personal or confidentiality rights under the Privacy Policies or otherwise by any Person, including the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity, and has no knowledge of any event or condition that would reasonably be expected to result in any such written notice.

3.11Real Property and Leases

.

(a)Schedule 3.11(a) of the Disclosure Schedules sets forth the street address of each parcel of real property of which the Company is the lessee (“Leased Real Property”).  The Company has previously delivered or made available to the Buyer and/or its counsel true, correct and complete copies of each lease related to the Leased Real Property, together with all amendments, modifications, supplements, waivers and side letters related thereto.  Each lease relating to the material Leased Real Property is a legal, valid and binding agreement, enforceable against the Company that is a party thereto, and, to the Knowledge of the Company, enforceable against the other party thereto, in accordance with its terms (except that the enforcement thereof may be limited by (i) the Enforceability Exceptions and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).  To the Knowledge of the Company, as of the date hereof, there is no, nor has the Company received written notice of any, material default by the Company, as applicable, under any lease relating to any material Leased Real Property that has not been remedied prior to the date hereof.

(b)The Company does not own fee simple title to any real property.

3.12Contracts

.

(a)Schedule 3.12(a) of the Disclosure Schedules contains a true and complete list of the following Contracts to which the Company is bound (other than any Plan):

(i)each Contract with a Material Customer;

(ii)each Contract with a Material Supplier;

(iii)each Contract not listed pursuant to Section 3.12(a)(i) and (ii), that involves consideration in the amount of $25,000 or greater;

(iv)each Contract, the termination of which would otherwise be material and adverse to the business of the Company;

(v)each Contract that grants any license (exclusive or non-exclusive) or exclusive supply or distribution agreement to any Company Products or Company IP, except for non-exclusive licenses to customers relating to the use of the Company Products in the ordinary course of business of the Company;

(vi)each Contract that grants any right of first refusal, or similar right to acquire exclusive rights or ownership with respect to any Company Product, or Company IP;

(vii)each Contract for any license (exclusive or non-exclusive) to Intellectual Property rights of any third party, except for Contracts for commercially available, “off-the-shelf” or “shrink-wrapped” software;

(viii)other than a Contract with a Material Supplier, each Contract with any supplier (other than a licensor), including any supplier of manufacturing, outsourcing, assembly (packaging), design or development service, sales representative, distributor, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendors that is material for the development, manufacturing, support, use or distribution of Company Products or Company IP;

(ix)each Contract that restricts the Company from competing or engaging in any material respect in any line of business or with any Person or in any geographic area;

(x)requires any material benefit be granted to a third-party, or material right be lost by the Company, or, after the Closing Date, Buyer or any of its respective Affiliates, or the successors to any of the foregoing, as a result of competing in or engaging in any line of business or with any Person or in any geographic area;

(xi)each Contract that contains any provision that (A) requires the purchase of all or a given portion of the Company’s requirements for products or services from a given third party, or any other similar provision, (B) grants “most favored nation” rights, (C) grants material guaranteed availability of supply of Company Products for a period greater than twenty-four (24) months, or (D) guarantees prices for a period of greater than twenty-four (24) months; and

(xii)each Contract that requires Company to provide source code of Company Software to be put in escrow or to be provided to any third party (other than source code for software drivers, API’s and similar tools, or immaterial portions of source code of Company Software provided pursuant to a software development kit license or disclosed in connection with trials, demonstrations or similar arrangements, in each case on a non-exclusive basis and subject to written non-disclosure and non-use restrictions imposed on the recipient).

(b)All of the Contracts set forth or required to be set forth on Schedule 3.12(a) of the Disclosure Schedules (each a “Material Contract”) are valid, binding and enforceable against the Company and, to the Knowledge of the Company, enforceable by the Company against the other parties thereto, in accordance with their respective terms.  The Company has properly conducted and paid all amounts to be paid by the Company and otherwise performed all material obligations required to be performed by them under such Contracts and the Company has not received any written notice that it is in default under or in breach of any such Contract.  To the Company’s Knowledge, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Contract; (ii) no other party to any such Contract is in breach thereof or default thereunder and neither the Company nor any Seller has received any written notice of termination, cancellation, breach or default under any such Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any of the Material Contracts with any Person and no such Person has made a written demand for such renegotiation. The Company shall have the benefit of each Material Contract and, subject to the Enforceability Exceptions, shall be entitled to enforce each such Contract immediately following the Closing.

3.13Insurance

.  The Company’s insurance policies set forth on Schedule 3.13 of the Disclosure Schedules (a) collectively provide adequate insurance coverage for the assets and operations of the Company; (b) collectively are sufficient for compliance with all requirements of Law and all Contracts to which the Company is a party or is otherwise bound; (c) are issued by an insurer that is financially sound and reputable; and (d) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.  All premiums due and payable under all such policies have been paid.  No default exists with respect to the obligations of any of the Company under any such insurance policy, and the Company has not received any notification of cancellation of any such insurance policies.

3.14Legal Proceedings; Orders

.

(a)There are no, and since January 1, 2017, there have not been any, Actions pending or, to the Company’s Knowledge, threatened against or affecting the Company, its officers or directors (in their capacities as such or otherwise with respect to the Business) or any of the assets owned or used by the Company that, individually or in the aggregate (i) would be material to the Company or the Business, or (ii) challenges, or that could reasonably have the effect of preventing, impeding, hindering, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated by this Agreement or the other Transaction Documents.  There are no Actions pending or threatened by the Company against any Person.  Except as set forth on Schedule 3.14 of the Disclosure Schedules, to the Company’s Knowledge, there is no valid basis for any of the foregoing.

(b)To the Company’s Knowledge, the Company is not the subject of any governmental investigation or inquiry and, to the Company’s Knowledge, there is no valid basis for any of the foregoing.

3.15Tax Matters

.

(a)The Company has duly and timely filed or caused to be timely filed (taking into account extensions of time in which to file) with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, the Company.  All such Tax Returns are true, correct and complete in all material respects.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes.  All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid.

(b)The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

(c)The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign Tax purposes.  The Company does not have any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(d)The unpaid Taxes of the Company did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto).  Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(e) The Company has delivered or made available to Buyer complete and accurate copies of all federal, state, local and foreign income Tax Returns of the Company (and any predecessor thereof) for all taxable years ended on or after December 31, 2017, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessor thereof) since December 31, 2017.  No power of attorney with respect to any Taxes of the Company which currently is in effect has been executed or filed with any Tax authority.

(f)There are no Liens for Taxes upon any property or asset of the Company (other than Permitted Liens).

(g)No deficiencies for Taxes with respect to the Company have been claimed, proposed in writing or assessed by any Tax Authority.  To the Knowledge of the Company, there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company.  Neither the Company nor any predecessor of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  There are no matters under discussion with any Tax Authority, or to the Knowledge of the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company.  No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(h)The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(i)The Company is not, and has never been, a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.

(j)The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.  If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company either (x) believes that it has substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction and any such transaction is set forth on Schedule 3.15(j).  The Company has not participated in any Tax amnesty program.

(k)None of the Company and any of its Affiliates or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code.  The Company has not acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(l)The Company (i) has neither agreed nor is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (iii) has neither made any of the foregoing elections, nor is required to apply any of the foregoing rules, under any comparable state or local Tax Law.

(m)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale made on or prior to the Closing Date, (ii) any accounting method change made on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing.

(n)The Company (i) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (ii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); (iii) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (iv) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(o)There are no limitations on the utilization of the net operating losses, Tax credit carryovers or other similar Tax attributes of the Company under Section 382 through Section 384 of the Code (or any corresponding or similar provisions of applicable Law) other than any such limitations arising as a result of the consummation of the transactions contemplated by this Agreement.

(p)Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder.  No Plan, Contract or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company any compensation or benefits which have been subjected or should have been subject to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code.

(q)No amount or benefit that will or could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness or otherwise) by any current or former Service Provider who is a “disqualified individual” within the meaning of Section 280G of the Code would be characterized or could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(r)There is no contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G or Section 4999 of the Code.

3.16Compliance with Laws; Permits

.

(a)Since January 1, 2017, (i)  the Company has conducted the Business in material compliance with all Laws relating to the operation and conduct of the Business; and (ii) the Company has not received (x) written notice of any material violation, alleged material violation or potential material violation of any such Laws, (y) non-written notice of any violation, alleged violation or potential violation of any such Laws that would, individually or in the aggregate, reasonably be expected to be material to the Business, or (z) any actual, alleged, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the Business.

(b)No event has occurred, and to the Knowledge of the Company, no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (x) a material violation by the Company of, or a failure on the part of the Company to comply with, any Law relating to the operation and conduct of the Business or any of its properties or facilities or (y) any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the Business.

(c)The Company is in possession of all Permits necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties or to conduct the Business consistent with past practice.  All applications for or renewals of all Permits have been timely filed and made in accordance with applicable Law and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents.  All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Company is in compliance with the foregoing.  There is no Action pending, or to the Knowledge of the Company, threatened, nor has the Company received any written notice, to the Knowledge of the Company, non-written, from any Governmental Entity, to revoke, cancel, refuse to renew or adversely modify any Permit.

(d)The Company has made available to the Buyer a true, correct and complete list of all independent contractors, consultants, agents or agency or temporary employees currently engaged by the Company, along with the position, location, date of retention and rate of remuneration for each such Person.

3.17Employees

.

(a)The Company is not and has not at any time been bound by any collective bargaining or similar agreement with respect to its employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Company’s Knowledge, threatened against the Company, and the Company has not experienced any such organized work interruption during the past three years. There are no labor unions or other organizations representing or purporting to represent and, to the Company’s Knowledge, no union organization campaign is in progress with respect to, any employees of the Company.  There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity.  To the Knowledge of the Company, (i) in the last three years, no written allegations of sexual or other unlawful harassment or discrimination have been made against any current or former Service Provider who had managerial responsibilities, and (ii) there are no actions, grievances, complaints, disputes, claims or judicial or administrative proceedings pending or, to the Company’s Knowledge, threatened in writing (A) between the Company and any current or former Service Provider or (B) by or before any Governmental Entity affecting the Company concerning Service Provider matters.

(b)The Company is in compliance in all material respects with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of former, current and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.  The Company has properly classified all current and former Service Providers as either employees or independent contractors, employed or self-employed, and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers, and the Company has not received written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning any such classifications.

(c)(i) The Company has paid in full to all of its Service Providers or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Service Providers; and (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Entity with respect to any Persons currently or formerly employed by the Company.

(d)During the three years prior to the date of this Agreement, the Company has not engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company.

(e)The Company has made available to the Buyer a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, target bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location, date of hire, benefit entitlements and fringe benefits, and leave status of all present employees of the Company and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position.  No Non-Compete Party has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Company’s Knowledge, no such Person or Persons has any plans to terminate employment with or services for the Company.

(f)The Company has made available to the Buyer a true, correct and complete list of all independent contractors, consultants, agents or agency employees currently engaged by the Company or any Company Subsidiary, along with the position, location, date of retention and rate of remuneration for each such Person and a list of all Contracts with such Person.

3.18Employee Benefits

.

(a)Schedule 3.18(a) lists each Plan. The Company has no plan or commitment to adopt or enter into any additional Plans or to materially amend or terminate any existing Plan.

(b)The Company has made available to Buyer a true and complete copy, as applicable, of (i) each Plan (including any amendments thereto) and descriptions of all material terms of any such Plan that is not in writing, (ii) the three most recent annual reports filed with respect to each Plan required to make such a filing, (iii) the most recent summary plan description for each Plan for which a summary plan description is required by applicable law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received determination letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter with respect to any Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Plan, (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations, (vii) all non-routine, written communications relating to any Plan, and (viii) all insurance contracts and material administrative agreements under which the Company has any ongoing obligation which implement each such Plan.

(c)Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Plan. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d)No Plan is, and neither the Company nor any ERISA Affiliate contributes to, has  contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(e)The Company has no obligation to provide (whether under an Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former Service Providers (or any Service Provider’s spouse, beneficiary or dependent) beyond the termination of employment or other service of such Service Provider, other than health continuation coverage pursuant to COBRA.  No Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.

(f)Each Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws.  The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Plan.

(g)All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Plan, including all wages, salaries,

commissions, bonuses, benefits and other compensation due to or on behalf of any current or former Service Providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Latest Balance Sheet in accordance with the terms of the Plan and all applicable Laws.

(h)No proceeding is pending or, to the Company’s Knowledge, threatened against, by or on behalf of any Plan or the assets, fiduciaries, or administrators thereof (other than claims for benefits in the ordinary course).  With respect to each Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable Law.  There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Company has not made any filing in respect of any Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(i)No Plan, and neither the Company nor any Plan fiduciary with respect to any Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(j)Except as set forth on Schedule 3.18(j) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider of the Company to any payment; (ii) increase the amount of compensation or benefits due to any current or former Service Provider; (iii) accelerate the vesting (other than as required by the Code upon the termination of any Plan that is intended to be qualified under Section 401(a) of the Code), funding or time of payment of any compensation or other benefit; or (iv) result in any loan forgiveness by the Company in respect of any current or former Service Provider.

(k)Each of the Company and its ERISA Affiliates is, and during all relevant times has been, in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and any similar state Law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws (including the proposed regulations) thereunder and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and no circumstance exists or event has occurred, which reasonably could be expected to result in a material violation of, or material penalty or liability under, any of the foregoing. The obligations of all Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.  No Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(l)The Company has not: (i) taken any action since January 1, 2020 related to any workforce changes due to COVID-19, or otherwise, whether directly or indirectly, including any actual or expected group terminations, layoffs, furloughs, shutdowns (whether voluntary or by applicable Law), reduced working schedules or any material changes to benefit or compensation programs, including material reductions in compensation, benefits or working schedules, or material changes to any Plan; (ii) claimed any Tax credits under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act or I.R.S. Notice 2020-65 or any similar applicable Law; or (iii) deferred any Taxes under Section 2302 under the CARES Act or any similar applicable Law, and, in each case, none of the foregoing actions are reasonably anticipated. The Company is not a party to any plan, program, arrangement or Contract with any employee currently on furlough, leave or other alternative work arrangement pursuant to which any employee’s continued employment or reinstatement (including any reinstatement of any reduction or change in compensation or benefits) is guaranteed.

(m)The Company has not sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any Service Provider (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

3.19Affiliated Transactions

.  Except as set forth on Schedule 3.19 of the Disclosure Schedules, no Related Party (a) is a party to any Contract with the Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); or (c) has any interest in any property, asset or right used by the Company or necessary for the Business, in each case, except for employment-related compensation or Liabilities therefor received or payable in the ordinary course of business.

3.20Environmental Matters

.  Each of the Company and its Affiliates and predecessors  is now and has always been in compliance with all Environmental Laws.

3.21Customers and Suppliers

.

(a)Schedule 3.21(a) of the Disclosure Schedules sets forth the top twenty (20) customers of the Company (including distributors) (each, a “Material Customer”), based on the dollar amount of consolidated revenues earned by the Company for the fiscal year ended December 31, 2020, and the revenues generated from each such customer.

(b)Schedule 3.21(b) of the Disclosure Schedules sets forth (i) the top twenty (20) vendors, suppliers, resellers, service providers and other similar business relation of the Company (each, a “Material Supplier”) based on the dollar amount of consolidated payments made to such relation for the fiscal year ended December 31, 2020 and whether such amounts are past due and (ii) to the extent not included in Section 3.21(b), each vendor, supplier, reseller, service provider and other similar business relation of the Company to whom any amounts are past due greater than twelve (12) months.

(c)No Material Customer or Material Supplier has given the Company or its Affiliates, officers, directors, employees, agents or representatives, notice that it intends to stop or materially alter its business relationship with the Company (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise), or has during the past twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its supply of services or products to, or purchase of products or services from the Company (provided that ordinary course fluctuations in revenues from a Material Customer or payments to a Material Supplier shall be specifically excepted from this Section 3.21(c)). To the Company’s Knowledge, (i) no Material Customer or Material Supplier has expressed to the Company an intention to cancel or otherwise substantially modify its relationship with the Company or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company, (ii) no Material Customer or Material Supplier has advised the Company in writing of any material problem or dispute with any Material Customer or Material Supplier and (iii) the transactions contemplated by this Agreement and the other Transaction Documents will not adversely affect the relationship of the Company with any Material Customer or Material Supplier.

3.22Brokerage

.  Except as set forth on Schedule 3.22 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any Contract to which the Company is a party or that is otherwise binding upon the Company and no Person is entitled to any fee or commission or like payment in respect thereof.

3.23No Powers of Attorney

.  There are no outstanding powers of attorney executed on behalf of the Company.

3.24Books and Records

. The minute books and stock record books of the Company, all of which have been made available to the Buyer, are materially complete and correct as of the date hereof and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, holders of its Shares, its board of directors or other governing body, and any committees thereof, prior to the date hereof, and no meeting, or action taken by written consent, of any of the foregoing has been held prior to the date hereof for which minutes have not been prepared and are not contained in such minute books. As of the date hereof, all of those books and records are in the possession of the Company.

3.25Bank Accounts

.  Schedule 3.25 of the Disclosure Schedules sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account (including “deposit accounts” and “securities accounts”) or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto, and (c) a list of each Investment Asset.  Other than as set forth on Schedule 3.25 of the Disclosure Schedules, there are no other accounts maintained by or for the benefit of the Company.

3.26No Other Representations or Warranties

. NEITHER THE COMPANY NOR ANY SELLER OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER OR ANY OF ITS AFFILIATES WITH RESPECT TO THE COMPANY EXCEPT AS CONTAINED IN ARTICLE III OF THIS AGREEMENT, IN EACH CASE AS MODIFIED BY THE DISCLOSURE SCHEDULES. THE COMPANY AND EACH SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES TO BUYER OR ANY OF ITS AFFILIATES, INCLUDING REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR SIMILAR OTHER FORWARD‑LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE SELLERS OR THE COMPANY.

Article IV.
REPRESENTATIONS AND WARRANTIES OF the BUYER

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to the Sellers herewith (the “Buyer Disclosure Schedules”), the Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

4.1Organization; Power

.  The Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified.  The Buyer possesses all requisite organizational power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

4.2Due Execution

.  This Agreement has been, and each other Transaction Document to which the Buyer is or will be a party has been, duly executed and delivered by the Buyer.  This Agreement constitutes, and each other Transaction Document to which the Buyer is or will be a party constitute, or will constitute when so duly executed and delivered, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, in each case subject to Enforceability Exceptions.

4.3Earn Out Payment

.  The Buyer’s obligation to pay the Earn Out Payment as and when due is not subject to any payment restriction imposed by any lenders (senior or otherwise) of the Buyer and/or the Company or by any other person.

4.4Investment and Financing

. The Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of such Shares in violation of federal and state securities Laws. The Buyer has sufficient funds available to complete the transactions contemplated by the Agreement.

4.5No Other Representations and Warranties

. Notwithstanding anything contained in this Agreement to the contrary, neither the Buyer nor any other person is making any representations or warranties to the Company, Sellers or any other person with respect to the Buyer whatsoever, express or implied, beyond those expressly given in Article IV.  The Buyer hereby disclaims any other express or implied representations or warranties, including with respect to the likelihood of the Equityholders’ achievement of the Earn Out Payment except as otherwise provided for in this Agreement.

Article V.
ADDITIONAL AGREEMENTS

5.1Litigation Support

.  After the Closing, in the event that, and for so long as, the Buyer or the Company is actively contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, grievance, arbitration, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Seller Representative and each Seller will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Buyer or (at the Buyer’s discretion) the Company (unless the Buyer or the Company is entitled to indemnification therefor under the provisions of this Agreement).

5.2Tax Matters

.

(a)Tax Returns.

(i)The Seller Representative will timely prepare, or cause to be timely prepared, consistent with past practice of the Company, and the Buyer will timely file, or cause to be timely filed after timely receipt from the Seller Representative, all Tax Returns required to be filed by the Company after the Closing Date (after giving effect to any valid extensions of the due date for filing any such Tax Returns) for any Pre-Closing Tax Period (other than a Straddle Period).  The Seller Representative will submit such Tax Returns to the Buyer for review and approval twenty-five (25) Business Days prior to the filing due date (after giving effect to any valid extensions).  After receipt of such Tax Returns, the Buyer will give notice to the Seller Representative of any dispute with respect to any such Tax Returns within ten (10) Business Days.  If the Buyer does not provide a notice of dispute within such ten (10) Business Day period, the

Buyer shall be deemed to have accepted the Tax Return.  If the Buyer provides a notice of dispute within such ten (10) Business Day period, the Buyer and the Seller Representative will promptly attempt to resolve any disputes with respect to such Tax Return; provided, that if they are unable to do so within five (5) Business Days after delivery of notice of the dispute, the Buyer will timely file, or cause to be timely filed, such Tax Return, as reasonably prepared by the Seller Representative, consistent with past practice of the Company and without revisions by the Buyer, and such disputed items will be resolved by the Accounting Referee after the timely filing of such Tax Return in the same manner as disputes with respect to the Closing Statement under Section 1.4(c).  The Buyer shall provide a copy of any Tax Returns filed pursuant to this Section 5.2(a)(i) to the Seller Representative within five (5) Business Days of filing such Tax Returns.  At least three (3) Business Days prior to the filing due date for such Tax Returns (after giving effect to any valid extensions of the due date for filing any such Tax Returns), the Sellers shall pay to the Buyer an amount equal to the Taxes of the Company shown on such Tax Returns, except to the extent that such amount includes Taxes for which the Sellers would not be liable pursuant to Section 6.2(a)(iv).  The Buyer shall cause the Company to become a member of the affiliated group filing a consolidated federal income Tax Return of which the Buyer is a member, such that the Tax year of the Company shall terminate on the Closing Date for federal (and applicable state and local) income Tax purposes.  With respect to the federal income Tax Return of the Company for the Pre‑Closing Tax Period ending on the Closing Date, the Buyer and the Sellers agree to (i) not elect to apply the ratable allocation method under Treasury Regulations Sections 1.1502‑76(b)(2)(ii) or 1.1502‑76(b)(2)(iii)), (ii) treat all of the Company Transaction Expenses that accrue on or prior to the Closing Date as being deductible by the Company on the Closing Date and not to utilize the “next day rule” in Treasury Regulations Section 1.1502‑76(b)(1)(ii)(B) (or any similar provision of state, local or foreign law), and (iii) report all transactions not in the ordinary course of business that occur on the Closing Date as having occurred on the day following the Closing Date to the extent permitted by applicable Law.

(ii)The Buyer will timely prepare, or cause to be timely prepared, in accordance with applicable Law, and will timely file, or cause to be timely filed, all Tax Returns required to be filed by the Company (after giving effect to any valid extensions of the due date for filing any such Tax Returns) for any Straddle Period.  The Buyer will submit such Tax Returns to the Seller Representative for review and approval twenty-five (25) Business Days prior to the filing due date (after giving effect to any valid extensions).  After receipt of such Tax Returns, the Seller Representative will give notice to the Buyer of any dispute with respect to any such Tax Return within ten (10) Business Days.  If the Seller Representative does not provide a notice of dispute within such ten (10) Business Day period, the Seller Representative shall be deemed to have accepted the Tax Return.  If the Seller Representative provides a notice of dispute within such ten (10) Business Day period, the Buyer and the Seller Representative will promptly attempt to resolve any disputes with respect to such Tax Return; provided, that if they are unable to do so within five (5) Business Days after delivery of notice of the dispute, the Buyer will timely file, or cause to be timely filed, such Tax Return, as reasonably prepared by the Buyer, in accordance with applicable Law and without revisions by the Seller Representative, and such disputed items will be resolved by the Accounting Referee after the timely filing of such Tax Return in the same manner as disputes with respect to the Closing Statement under Section 1.4(c).  The Buyer shall provide a copy of any Tax Returns filed pursuant to this Section 5.2(a)(ii) to the Seller Representative within five (5) Business Days of filing such Tax Returns.  At least three (3) Business Days prior to the filing due date for such Tax Returns (after giving effect to any valid extensions of the due date for filing any such Tax Returns), the Sellers shall pay to the Buyer an amount equal to the Taxes of the Company shown on such tax Returns that are allocable pursuant to Section 5.2(b) to the portion of the Straddle Period ending on the Closing Date, except to the extent that such amount includes Taxes for which the Seller would not be liable pursuant to Section 6.2(a)(iv).

(b)Straddle Period.  With respect to Taxes of the Company relating to a Straddle Period, the amount of such Taxes that is allocable to the taxable period that is deemed to end on the Closing Date will be, (A) in the case of Property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (B) for all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(c)Cooperation.  The Buyer and the Sellers shall cooperate fully and agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyer, the Sellers or the Seller Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of the Buyer and the Sellers shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date. Notwithstanding the foregoing, the Buyer shall not be required to provide any information, books, records or Tax Returns not directly relating to the Company, and the Buyer shall be entitled to reasonably redact any information contained in any books, records or Tax Returns provided to the Sellers.

(d)Tax Contests.  After the Closing Date, if the Buyer or the Company receives from any Tax Authority (i) a notice of such Tax Authority’s intent to audit, examine or conduct an administrative proceeding with respect to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period, or (ii) a notice of deficiency, a notice of such Tax Authority’s intent to assess a deficiency or a notice of proposed adjustment concerning Taxes or Tax Returns of the Company for any Pre-Closing Tax Period (the items set forth in clauses (i) and (ii), each a “Tax Claim”), the Buyer shall give written notice to the Seller Representative of the Tax Claim, provided that the failure to notify the Seller Representative will not relieve the Sellers of any liability that the Sellers may have to the Buyer, except to the extent that the Sellers demonstrate that the defense of such Tax Claim is materially prejudiced by the Buyer’s failure to give such notice.  Upon receipt of notice of such Tax Claim, the Seller Representative shall have fifteen (15) calendar days after its receipt of said notice to elect, by written notice given to the Buyer, to undertake, conduct and control, through counsel of its own choosing which is reasonably acceptable to the Buyer and at the sole cost and expense of the Sellers, the good faith defense of any such Tax Claim (a “Tax Proceeding”) that does not involve a Straddle Period, provided that (i) the Buyer shall maintain the right to participate in such Tax Proceeding at its sole cost and expense and (ii) no compromise or settlement of such Tax Proceeding may be effected by the Seller Representative without the written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).  The Buyer shall have the right to employ separate counsel in any such Tax Proceeding and to participate in the defense thereof at its sole cost and expense.  If notice is given to the Seller Representative of the assertion of any Tax Claim that does not involve a Straddle Period and the Seller Representative does not, within fifteen (15) calendar days after its receipt of the Buyer’s notice, give written notice to the Buyer of its election to control the Tax Proceeding with respect to such Tax Claim in accordance with this Section 5.2(d), the Buyer may control such Tax Proceeding (at the Buyer’s sole cost and expense) and the Sellers will be bound by any determination made in such Tax Proceeding or any compromise or settlement effected by the Buyer.  For any Tax Proceeding for a Straddle Period, the Buyer shall undertake, conduct and control such Tax Proceeding (at the Buyer’s sole cost and expense); provided, however, that, the Seller Representative shall have the right to employ separate counsel in any such Tax Proceeding and to participate in the defense thereof at the sole cost and expense of the Sellers and no compromise or settlement of such Tax Proceeding may be effected by the Buyer without the written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed).  With respect to any Tax Proceeding subject to this Section 5.2(d): (i) both the Buyer and the Seller Representative, as the case may be, shall keep the other party fully informed of the status of such Tax Proceeding and any related proceedings at all stages thereof where such other party is not represented by separate legal counsel, (ii) the party who has assumed to undertake, conduct and control the Tax Proceeding shall be diligent in their efforts to facilitate the Tax Proceeding to resolution, and (iii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Tax Proceeding.  In the event of any conflict or overlap between the provisions of this Section 5.2(d) and Section 6.5, this Section 5.2(d) shall control.

(e)Tax Sharing Agreements.  All Tax sharing agreements, Tax indemnity agreements, Tax allocation agreements or similar agreements between the Company, on the one hand, and any of the Sellers and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(f)Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, all transfer, real estate property transfer, stamp, documentary, sales, use, registration, value‑added and other similar Taxes (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by 50% by Sellers and 50% by the Buyer, regardless of the Person liable for such obligations under applicable Law or the Person making payment to the applicable Tax Authority.

(g)Tax Refunds.  If following the Closing, the Company, the Buyer or any of their respective Affiliates receive any refund of Taxes of the Company for a Pre‑Closing Tax Period (to the extent such Taxes were paid by the Company prior to the Closing or by Sellers after the Closing) which refund is actually recognized by Buyer or its subsidiaries (including the Company) after the Closing, the Buyer shall promptly, and in any event no later than ten (10) Business Days after receipt of such refund, pay or transfer, or cause to be paid or transferred, to the Sellers the amount of any such refund received by the Buyer, the Company or their Affiliates (net of any reasonable and documented out-of-pocket expenses incurred by such party in obtaining such amounts), except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date.  The Buyer agrees to notify the Seller Representative promptly of the receipt of any such refund. To the extent such refund is subsequently disallowed or required to be returned to the applicable Tax Authority, Sellers agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Buyer.

(h)Post-Closing Actions.  The Buyer shall not, and shall cause the Company and the Buyer’s and the Company’s Affiliates to not, without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed) take any of the following actions to the extent they would reasonably be expected to increase the liability of Sellers for Taxes pursuant to this Agreement: (i) file,  amend, revoke or otherwise modify any Tax Return or any Tax election for any Pre-Closing Tax Period unless required by Law in connection with a Tax Proceeding, (ii) extend or waive any statute of limitations or other period for the assessment of any Taxes of the Company for a Pre‑Closing Tax Period, or (iii) initiate any discussions or examinations with, or otherwise initiate the provision of any information to, any Tax Authority with respect to any Taxes of the Company for a Pre‑Closing Tax Period except as required by applicable Law; provided that, this clause (iii) shall not restrict or prohibit the Buyer from having discussions or other communications with a Tax Authority in connection with a Tax Claim initiated by such Tax Authority for a Pre‑Closing Tax Period so long as the Buyer gives the Seller Representative notice such the Tax Claim pursuant to Section 5.2(d).

(i)No Code § 338 Election.  Neither the Buyer, the Company, nor any of their Affiliates shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

5.3Confidentiality

.  In further consideration for the payment of the Estimated Closing Payment and in order to protect the value of the Shares purchased by the Buyer (including the goodwill inherent in the Company as of the Closing), as of the date hereof, each Seller agrees as follows:

(a)As an owner of the Shares, or an employee, officer or director of the Company (as applicable), each Seller has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Company, its current and future, direct and indirect, subsidiaries, parent (including, without limitation, the Buyer), and related entities (each of the foregoing, a “Company Entity,” and collectively, the “Company Group”).  For a period of five (5) years following the Closing Date, each Seller (i) agrees that unless such Seller first secures the written consent of an authorized representative of the Buyer, such Seller shall not use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required by Law or any Order (in which event each Seller shall, to the extent practicable, inform the Company in advance of any such required disclosure, shall cooperate with the Company in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements) and (ii) shall use all reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)Except for the Continuing Employees, each Seller further agrees that promptly after the Closing, such Seller shall deliver to the Company or destroy all Confidential Information and other Intellectual Property of the Company Group in such Seller’s possession and control, in whatever form or medium.  If the Buyer requests, except for the Continuing Employees, each Seller shall promptly provide written confirmation and certification that such Seller has returned or destroyed all such materials.

5.4Confidentiality of Terms of Transaction, Etc.

  The Sellers and the Seller Representative will keep confidential, and not disclose, the terms and status of this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby and the identity of the Buyer; provided that each of the Sellers, the Seller Representative and the Company shall have the right to communicate and discuss with, and provide to, its legal advisors, representatives, officers or employees, directors, consultants and agents, any information regarding the terms and status of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

5.5Further Actions

.  In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such party may reasonably request, all at the sole cost and expense of the requesting party.  The Sellers acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the.

5.6Employee Matters

(a)Each such employee of the Company who continues employment with the Buyer or the Company, or any Affiliate thereof, after the Closing will be a “Continuing Employee” employed at-will.  Subject to Section 5.6(c), during the period beginning as of the date hereof and ending no earlier than June 30, 2021, the Buyer shall provide, or shall cause to be provided, each Continuing Employee with (i) at least the same level of base wages or base salary, as applicable, as were provided to the Continuing Employee immediately prior to the Closing Date; (ii) participation in Buyer’s standard short-term and long-term incentive plans (if any exist) and (iii) employee benefits that are no less favorable in the aggregate than the employee benefits that are provided to similarly-situated employees of the Buyer.

(b)Buyer shall, and shall cause its Affiliates to, grant all Continuing Employees credit for any service to the Company and its Affiliates earned prior to the Closing for purposes of eligibility, vesting and determination of the level of benefits, vacation or paid time off accrual and severance benefit determinations, under any benefit or compensation plan, program, agreement or arrangement in which a Continuing Employee participates that may be established or maintained by the Buyer or its Affiliates on or after the Closing (the “New Plans”); provided, however, that such service credit shall not be recognized to the extent that it would result in a duplication of benefits for the same period of time.  In addition, the Buyer shall, and shall cause its Affiliates to, cause (i) to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company benefit plan as of the Closing and (ii) any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing under any applicable New Plan in the same plan year in which the Closing occurs.

(c)Nothing contained herein, express or implied, (x) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (y) shall alter or limit Buyer’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (z) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

Article VI.
INDEMNIFICATION

6.1Survival Periods

.

(a)Subject to the limitations contained in this Article VI, all representations, warranties, covenants and agreements contained in this Agreement and in any Transaction Document shall (i) survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) expire and be of no further force and effect on the date that is fifteen (15) months after the date hereof (the “Survival Date”), provided that:

(i)with respect to the representations and warranties set forth in Sections 2.1 (Organization), 2.2 (Power; Authorization), 2.3 (Title to Shares), 2.6 (Brokerage), 3.1 (Organization; Corporate Power), 3.2 (Authorization), 3.3 (Capitalization and Related Matters), 3.3(d) (Subsidiaries; Investments), 3.15 (Tax Matters) and 3.22 (Brokerage) (such representations, collectively, the “Fundamental Representations”), such representations and warranties shall survive the Closing until the date which is sixty (60) days after all statutes of limitations applicable to the subject matter of such representations and warranties bar all claims with respect to such subject matter; and

(ii)covenants and agreements shall survive the Closing until fully performed or observed in accordance with their terms and the Survival Date shall be the date of such performance or observance.

(b)The parties agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

6.2Indemnification of the Buyer Indemnified Parties by the Sellers

.

(a)Obligations of the Sellers.  The Sellers hereby agree, severally and jointly, to indemnify the Buyer and its Affiliates (including the Company) and its respective officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of the entirety of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i)the breach or inaccuracy of any representation or warranty of the Sellers and the Company contained in this Agreement or any Transaction Document, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach; provided, however, notwithstanding anything in this Agreement to the contrary, that the indemnification with respect to representations and warranties in Article II of this Agreement shall be several and not joint and several for each Seller for Losses arising, directly or indirectly, from or in connection with a breach of any of such Seller’s representations or warranties in Article II;

(ii)the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Company contained in this Agreement or any Transaction Document

(iii)any Company Transaction Expenses or Indebtedness to the extent such amounts were not taken into account for purposes of determining the Estimated Closing Payment pursuant to Section 1.4;

(iv)(a) any Taxes of the Company with respect to any Pre-Closing Tax Period, (b) Taxes of Sellers (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company) for any Tax period; (c) Taxes for which the Company (or any predecessor thereof) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (d) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; and (e) Transfer Taxes for which the Sellers are responsible under Section 5.2(f); provided, that, notwithstanding anything in this Agreement to the contrary, the Sellers shall have no obligation to indemnify the Buyer Indemnified Parties against any Losses consisting of, or relating to, Taxes resulting from (1) any transactions occurring on the Closing Date after the Closing at the direction of the Buyer or an Affiliate of the Buyer outside of the ordinary course of business (other than as explicitly contemplated by this Agreement) or (2) any breach by the Buyer, the Company, or any of their Affiliates of Section 5.2(h) or Section 5.2(i); and

(v)any inaccuracy in, or challenge, dispute or objection to, the Payment Spreadsheet as set forth in Section 1.1(a) (and updated from time to time) or the Pre-Closing

Cancelled Company Option Payments, and any challenge, dispute or objection to the allocation of the Aggregate Consideration or any Pre-Closing Cancelled Company Option Payment (including any claim or allegation made by or on behalf of any current or former holder or purported or alleged holder of any Shares, Company Warrants, Company Stock Options, or Company Restricted Stock challenging, disputing or objecting to the form or amount of the Aggregate Consideration or Pre-Closing Cancelled Company Option Payment received or to be received by such current or former holder or purported or alleged holder of any Shares, Company Warrants, Company Stock Options, or Company Restricted Stock), including, without limitation, any Liability as a result of the cancellation of the Pre-Closing Cancelled Company Options or any Optionholder Consent Agreement and the transactions contemplated by such agreements; and

(vi) any and all Liabilities arising from or in connection with the items listed on Schedule 6.2(a) of the Disclosure Schedules.

(b)Limitations. The indemnification provided for in Section 6.2 shall be subject to the following limitations:

(i)The Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 6.2(a)(i) with respect to a breach of a representation that is not a Fundamental Representation unless (A) the indemnifiable Losses for any such claim or series of related claims exceeds Ten Thousand Dollars ($10,000) (the “Claim Threshold”) in which event the amount of indemnifiable Losses from the first dollar in respect of such individual claim or series of related claims pursuant to Section 6.2(a)(i) shall be aggregated for purposes of satisfying the Claim Threshold and being applied against the Cap and (B) the aggregate amount of Losses in respect of indemnification under Section 6.2(a)(i) with respect to a breach of a representation that is not a Fundamental Representation exceeds $75,000 (the “Threshold”), in which event the Sellers shall be required to pay or be liable from the first dollar above the Threshold of such damages.

(ii)The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 6.2(a)(i) with respect to a breach of a representation that is not a Fundamental Representation shall not exceed, in the aggregate, the dollar amount equal to 15% of the aggregate amount payable and actually paid to the Equityholders under this Agreement (the “Cap”).

(iii)For the avoidance of doubt, the Threshold and Cap do not limit Seller’s indemnification obligations for any breach of Fundamental Representations or claims under Section 6.2(a)(ii) through Section 6.2(a)(v); provided, however, the aggregate amount of all Losses for which the Sellers shall be liable with respect to claims under Section 6.2(a)(ii) through Section 6.2(a)(v) shall not exceed the sum of $15,000,000 plus the Earn Out Payment actually earned and payable.

(iv)Notwithstanding anything in this Agreement to the contrary, the indemnification obligations of each Seller will not exceed the net cash proceeds received by such Seller in connection with the consummation of the transactions contemplated by this Agreement.

(c)Apportionment of Obligations and Contribution Among the Sellers.

(i)  The indemnification obligations of the Sellers under and in connection with this Agreement are joint and several obligations, but (A) among the Sellers will be apportioned and paid in proportion to their Pro Rata Portions (including after Closing for breach of any representation or warranty of the Company in Article III) and (B) obligations under this Article VI for a breach by any Seller of any representation, warranty, covenant or agreement of such Seller in

Article II or any Transaction Document executed by such Seller will ultimately be only the obligation of such breaching Seller (and not an obligation of any other Seller).

(ii)  Notwithstanding any other term herein, without limiting any rights and remedies of the Buyer hereunder, if any Seller pays or becomes obligated to pay any indemnification and such payment is not paid by the Sellers in proportion to each Seller’s obligation therefor (including if a Seller initially pays for any such obligation that is not an obligation of such Seller), then (without limiting any obligation of a Seller pursuant to the Transaction Documents) each Seller agrees that each Seller that paid less than such Seller’s proper obligation therefor, within three (3) Business Days thereafter, will contribute immediately available funds to each Seller that paid more than its obligation therefor such that, after making such contribution payments, each Seller has paid its proper obligation therefor.  Notwithstanding the foregoing, to the extent a sufficient portion of the Holdback Amount or Sellers Expense Amount remains available in the Seller Representative’s and/or the Paying Agent’s possession, such funds may be used to make such contribution payments among the Sellers (including by disbursement therefrom or reallocation of ownership thereof, as applicable and as the Seller Representative determines).  For the avoidance of doubt, the rights and obligations among the Sellers under this Section 6.2(c) are not limited to the Holdback Amount or Sellers Expense Amount.  Nothing contained in this Agreement nor Seller’s breach of this Section 6.2(c) will in any way limit (A) the Buyer’s right to indemnification hereunder, (B) the Buyer’s right to receive such indemnification from each Seller pursuant to this Article VI, and (C) the Buyer’s right to recover any and all indemnified losses against the Holdback Amount and the Earn Out Payment, subject to Section 6.2(b) and 6.7. No Seller will use another Seller’s breach of this Section 6.2(c) as a defense against any claim of the Buyer hereunder.

6.3Indemnification of the Seller Indemnified Parties by the Buyer

(a)Obligation.  The Buyer agrees to indemnify the Sellers and their respective Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(i)the breach or inaccuracy by the Buyer of any representation or warranty made by the Buyer in this Agreement or any Transaction Document, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach; or

(ii)the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Buyer contained in this Agreement or any Transaction Document.

6.4Special Rule for Fraud, Intentional Misrepresentation and Willful Misconduct

.  Notwithstanding anything in this Article VI to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by any party hereto that results from intentional misrepresentation or willful misconduct or constitutes Fraud, by or on behalf of (x) any Seller (including any intentional misrepresentation, willful misconduct or act constituting Fraud committed by any Affiliate, officer, director, employee or agent of any Seller, the Company in connection with the consummation of the transactions contemplated by this Agreement and/or the Transaction Documents) or (y) the Buyer (including any intentional misrepresentation, willful misconduct or fraudulent act committed by any Affiliate, officer, director, employee or agent of the Buyer or any willful misconduct on the part of any of them in connection with the consummation of the transactions contemplated by this Agreement), then (a) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to any Survival Date, (b) the limitations set forth in this Article VI shall not apply to any Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (c) none of such Losses shall be subject to or shall count towards the satisfaction of the Cap.

6.5Notice and Defense of Third-Party Claims

.

(a)If a party hereto seeks indemnification under this Article VI with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such party seeking indemnification (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except if and to the extent the Indemnifying Party is materially prejudiced thereby.  With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article VI, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first:  (A) notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim in accordance with the terms of this Agreement and (B) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources to defend such Third-Party Claim and to satisfy its obligations to the Buyer Indemnified Parties under this Article VI in respect of such Third-Party Claim.  Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third-Party Claim which the Indemnifying Party seeks to assume control (I) seeks non-monetary relief, (II) involves criminal or quasi-criminal allegations, (III) involves a claim which, if adversely, determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Company, (IV) seeks Losses in excess of the Cap or (V) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend in a manner consistent with commercial business practices (each of the foregoing, an “Exception Claim”).

(b)In the event that (i) the Indemnifying Party fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 6.5(a) or such Third-Party Claim is or at any time becomes, an Exception Claim, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate; provided, however, the Indemnified Party shall act reasonably and in good faith in connection with giving consent to the entry of any judgment or entering into any settlement with respect to such Third-Party Claim and shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim to the extent that any Losses related thereto for which indemnification is sought under this Article VI would exceed the Holdback Amount without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 6.5(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s sole cost and expense, (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably); provided, that the Indemnified Party shall have no right or obligation of any kind to consent to the entrance of any judgment or into any settlement if such judgment or settlement (A) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim and (C) would not be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Company.

(d)Irrespective of which party controls the defense of any Third-Party Claim, the other parties to this Agreement will, and will cause any non-party Affiliate to, cooperate with the controlling party in such defense and make available to the controlling party all witnesses, pertinent records, materials and information in such non-controlling party's possession or under its control relating thereto as is reasonably required by the controlling party.  The parties agree that all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e)In the event of any conflict or overlap between the provisions of Section 6.5 and Section 5.2(d), Section 5.2(d) shall control.

6.6Notice of Non-Third-Party Claims

.  If an Indemnified Party seeks indemnification under this Article VI with respect to any matter which does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof; provided, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except if and to the extent the Indemnifying Party is materially prejudiced thereby.  If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the indemnity notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in the indemnity notice.  If the Indemnifying Party has delivered an indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of the indemnity dispute notice, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

6.7Right of Set Off for Breaches; Recourse.

(a)If and to the extent that any Buyer Indemnified Party is entitled to indemnification pursuant to this Agreement, each such Buyer Indemnified Party will recoup all or any portion of the damages to which such Buyer Indemnified Party is entitled by, first, recovering from the Holdback Amount, and second, after the Holdback Amount is exhausted or the unresolved claims of any Buyer Indemnified Party pursuant to this Agreement exceed or could reasonably be expected to exceed an amount equal to the Holdback Amount minus any amounts previously recovered by any Buyer Indemnified Party therefrom and any other amounts subject to unresolved claims, by withholding and offsetting against the Earn Out Payment, if any, that is actually earned and payable at such time (and not yet paid) pursuant to Section 1.7, up to $800,000 for damages in connection with Section 6.2(a)(i) with respect to a breach of a representation that is not a Fundamental Representation and up to the full amount of the Earn Out Payment earned and payable (and not yet paid) for damages in connection with Sections 6.2(a)(ii) through (vi) and Section 6.2(a)(i) with respect to a breach of a Fundamental Representation.  The provisions in this Section 6.7 shall be subject to the limitations contained in Section 6.2(b).  If the claims of any Buyer Indemnified Party pursuant to Section 6.2(a)(i) as a result of a breach of a Fundamental Representation or pursuant to Sections 6.2(a)(ii), (iii), (iv), (v) or (vi) and as determined in accordance with this Agreement exceed or could reasonably be expected to exceed an amount equal to the aggregate amount of the Earn Out Payment actually then-earned and then-payable (and not yet paid) minus any amounts previously offset by any Buyer Indemnified Parties and any other amounts subject to unresolved claims pursuant to Section 1.7, such Buyer Indemnified Parties will be entitled to demand cash payment of monetary damages from the Indemnifying Party.  If it is ultimately determined that the Buyer wrongfully set-off any amount (or portion thereof) against the Earn Out Payment, such amount shall be promptly paid to the Paying Agent by Buyer.

(b)Any indemnification payment pursuant to this Article VI shall be effected by wire transfer of immediately available funds to an account designated by the Seller Representative or the Buyer, as the case may be, within ten (10) business days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto; provided, that, to the extent that all or any portion of any indemnification payment to be made to any Buyer Indemnified Party is to be satisfied through funds that remain available as part of the Holdback Amount, the Buyer shall, within ten (10) business days after the determination of the amount thereof, reduce the Holdback Amount by an amount equal to such indemnification payment.

6.8Determination of Loss Amount

(a)Each Seller agrees that such Seller will not seek, nor will any Seller be entitled to, reimbursement or contribution from, subrogation to, or indemnification by the Company, under their organizational documents, this Agreement, applicable corporate Laws or other Laws or otherwise, in respect of any amounts due from the Sellers to any Buyer Indemnified Party under this Article VI or otherwise in connection with this Agreement.  Each Seller further agrees not to make any claims against any directors and officers insurance policy maintained or to be maintained by or for the benefit of the Company in respect of amounts due by the Sellers to any Buyer Indemnified Party under this Article VI or otherwise in connection with this Agreement.

(b)The right to indemnification and the payment of Losses of any Buyer Indemnified Party pursuant to this Article VI, or the availability of any other remedies contemplated hereby or otherwise available to the Buyer Indemnified Parties at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of the Sellers or the Company contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Buyer Indemnified Party or its Affiliates, or the knowledge of any such Buyer Indemnified Party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the Party’s entrance into this Agreement.

(c)For purposes of determining whether any breach has occurred and the amount of Losses pursuant to this Article VI, all qualifications and limitations as to materiality, including “material,” “in all material respects,” “material adverse effect,” and similar qualifications as to materiality shall be deemed to be deleted therefrom.

6.9Net Recoveries

.  The Parties agree to use commercially reasonable efforts to mitigate any Losses after an Indemnified Party has actual knowledge of any event which would reasonably be expected to form the basis of an indemnification claim hereunder; provided that the failure of an Indemnified Party to so mitigate shall only reduce the rights of such Indemnified Party to recover Losses hereunder to the extent of the Losses that would have been avoided by such mitigation.  The amount of any Losses for which indemnification shall be available pursuant to this Article VI shall be reduced by any insurance proceeds actually received from a third party insurer by a Buyer Indemnified Party in connection with the matter giving rise to such Losses (net of the amount of out-of-pocket costs and expenses (including reasonable attorneys’ and expert fees) of recovery or collection of such proceeds and deductibles) (the “Net Recoveries”).  If a Buyer Indemnified Party or any of its Affiliates actually receives a Net Recovery with respect to any Losses after a Seller has actually made a payment (including a payment of all or a portion of the Holdback Amount) to such Buyer Indemnified Party with respect to such Losses, such Buyer Indemnified Party shall promptly pay over to the applicable Seller that amount, if any, that such Seller would not have been required to pay to such Buyer Indemnified Party if such Net Recovery had been received prior to such payment by the Seller (or, if such amount was paid from the Holdback Amount and the final date for release of the Holdback Amount has not passed, to the Buyer to be held with the balance of the Holdback Amount in accordance with the terms of this Agreement).

6.10Indemnification as Sole Remedy

.  The indemnification provided for in this Article VI shall be the sole and exclusive remedy and recourse for any breach of this Agreement, except that the foregoing shall not (a) limit any Party’s right to seek and obtain equitable remedies (including specific performance) with respect to this Agreement or any covenant hereunder, (b) apply with respect to the purchase price adjustment procedures set forth in Section 1.5 or (c) limit Section 6.4 of this Agreement.

6.11Tax Treatment of Indemnity Payments

.  Any payments made to any party pursuant to Article VI shall constitute an adjustment of the consideration paid by the Buyer to the Sellers pursuant to this Agreement for Tax purposes and shall be treated as such by the Buyer and the Sellers on their Tax Returns to the extent permitted by applicable Law.

Article VII.
DEFINITIONS

7.1Interpretation

.  Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.”  The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.”  The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.  Any reference herein to “dollars” or “$” shall mean United States dollars.  The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed.  The term “or” shall be deemed to mean “and/or.”  Any reference to any particular Code Section or any other Law will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

7.2Certain Definitions

.

“Action” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator with binding authority, whether at law or in equity.

“Adjustment Release Amount” means the absolute value of the Adjustment Amount less any Company Transaction Expenses that arise in connection with the payment of the Adjustment Amount to the Equityholders.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Aggregate Consideration” means the Final Closing Payment, the Holdback Release Amount, and the Earn Out Payment.

“Business” means the business operation of the Company in the ordinary course as of the date hereof.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of California.

“Buyer Common Stock” means the common stock of Buyer.

“Buyer Common Stock Closing Value” means the average of the closing prices of the Buyer Common Stock on the Nasdaq Stock Market reported for the period of five (5) consecutive trading days ending on the trading day prior to the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash” means cash and cash equivalents.

“Closing Cash” means the aggregate amount of all unrestricted Cash of the Company as of 11:59 p.m. Central time on the day immediately preceding the Closing Date.

“Closing Working Capital” means the Working Capital as of 11:59 p.m. Central time on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Awards” means the Company Stock Options and the Company Restricted Stock.

“Company Equity Plans” means the Company 2016 Stock Incentive Plan and the Company Stock Option and Compensation Plan.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Product” means all hardware, software, products or services owned, developed (including hardware, software, products or services currently in development), marketed, distributed, licensed, sold, offered for sale, or otherwise made available to any Person by the Company.

“Company Restricted Stock” means any shares of Common Stock granted under the Company Equity Plans or otherwise that, as of immediately prior to the Closing, are subject to a risk of forfeiture, a right of first refusal, transfer restrictions or a right of repurchase at the original purchase price thereof.

“Company Software” means all software owned or purported to be owned by the Company that is incorporated in the Company Products or distributed in connection with the Company Products or that is otherwise related to the development, commercialization, distribution, management and support of the Company Products.

“Company Stock Options” means any option to purchase Common Stock issued pursuant to any Company Equity Plans or otherwise.

“Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Company or any Seller (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); (b) any transaction bonuses, retention payments, severance or change of control payments payable by the Company to a current or former Service Provider as a result of the transactions contemplated by this Agreement (including any payments pursuant to “double-trigger” arrangements resulting in payments and/or benefits provided upon a termination of employment on or following the consummation of the Closing), and the employer portion of any employment Taxes that are incurred by the Company in connection with the payment of any amounts described in this clause (b), in the case of each of clauses (a) and (b), to the extent unpaid prior to the Closing Date; (c) the Cancelled Option Payments and the employer portion of any employment Taxes that are incurred by the Company or Buyer in connection with the payment of the Cancelled Option Payments; (d) the employer portion of any employment Taxes that are incurred by the Company in connection with the vesting of any Company Restricted Stock pursuant to Section 1.1(a); (e) the transaction bonuses payable by the Company or Buyer to any employee or other service provider as a result of the payment of the Earn Out Payment pursuant to the bonus program described on Schedule 7.2(a) of the Disclosure Schedules, and the employer portion of any employment Taxes that are incurred by Buyer or the Company in connection with the payment of any amounts described in this clause (e); (f) any Pre-Closing Cancelled Company Option Payments and the employer portion of any employment Taxes that are incurred by the Company or Buyer in connection with the payment of the Pre-Closing Cancelled Company Option Payments, to the extent unpaid prior to the Closing Date; and (g) fees payable to the Paying Agent in connection with the execution of this Agreement and the Transaction Documents, provided that the first $100,000 of Company Transaction Expenses will be assumed by Buyer and not reduced from the Estimated Closing Payment or Final Closing Payment.

“Company Warrant” means each of the warrants set forth on Schedule 3.3(c) of the Disclosure Schedules, outstanding as of immediately prior to the date.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or a Seller as an owner of the Shares, as the case may be, in the performance of duties for, or on behalf of, any

Company Entity or that relates to the business, products, services or research of any Company Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates; provided, that “Confidential Information” shall not include any information that the Sellers can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of the Sellers or a Person that the Sellers have direct control over to the extent such acts or omissions are not authorized by the Sellers in the performance of such Person’s assigned duties for the Sellers.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral.

“Earn Out Products and Services” means (i) those products and services set forth on Schedule 7.2(e) of the Disclosure Schedules, and (ii) any additional products or services developed by the Company under a product or services plan approved by Buyer in writing, which approval shall not be unreasonably withheld. The Company and Sellers agree that each such Earn Out Product and Service shall be sold at a price that is in accordance with Buyer’s standard sales operating processes relating to product pricing, which shall be reasonably in accordance with general established business practices. For new business that is being quoted and priced in 2021, deviations from the standard pricing as established by Buyer’s standard sales operating processes must be approved by Buyer in writing prior to the offer of sale of such Earn Out Product and Service, which approval shall not be unreasonably withheld. For the avoidance of doubt, any consent or approval of Buyer that is required in connection with this definition may be requested and provided via e-mail. Revenue from Earn Out Products and Services that were quoted, offered for sale, or for which a purchase order was received or accepted prior to the date hereof shall be deemed to be Earn Out Revenue when invoiced for the sale of such products or services.

“Earn Out Revenue” means the gross amounts invoiced in arm’s-length transactions by the Company, the Buyer or their respective Affiliates from the sale, license, transfer, assignment or other disposition of Earn Out Products and Services less returns and the following deductions to the extent included in the gross invoiced sales price for such Earn Out Product and Services and calculated in each case in accordance with GAAP or otherwise directly paid or incurred by the Buyer or any Affiliate, as applicable, with respect to the sale or other disposition of such Earn Out Products and Services:

a)	cash, trade, or quantity discounts actually granted in the ordinary course of business and deducted solely on account of sales of the Earn Out Products and Services;
b)

rebates accrued or actually paid in the ordinary course of business to individual or group purchasers of such Earn Out Products and Services that are solely on account of the purchase of such Earn Out Products and Services;

c)

allowances or credits to customers actually given in the ordinary course of business and not in excess of the selling price of such Earn Out Products and Services, on account of rejection, outdating, recalls, or return of such Earn Out Products and Services;

d)

sales tax, excise tax, value added tax, customs duties, and tariffs (other than income tax) actually incurred, paid or collected and remitted to the relevant Tax Authority for the sale of such Earn Out Products and Services;

e)	freight and transportation cost, including insurance, directly related to the delivery of such Earn Out Products and Services to the purchaser; and

f)

any invoiced amounts from a prior period which are not collected and are written off by the Company, its Affiliates or licensees, including bad debts, provided that the total deductions under this clause (f) shall not exceed one percent (1%) of aggregate gross sales in any calendar quarter; provided, that any such amounts subsequently recovered shall be included in the calculation of Earn Out Revenue.

Each of the amounts set forth above shall be determined from the books and records of the Company, the Buyer, and their respective Affiliates and licensees, maintained in accordance with GAAP consistently applied.  For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(e) above, such item may not be deducted more than once. With respect to sales of an Earn Out Product and Service invoiced in U.S. dollars, Earn Out Revenue shall be determined in U.S. dollars. With respect to sales of an Earn Out Product and Service invoiced in a currency other than U.S. dollars, Earn Out Revenue shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Company’s method for calculating rates of exchange in the preparation of the Company’s annual financial statements in accordance with GAAP consistently applied.

Sales between the Company and its Affiliates and licensees shall be disregarded for purposes of calculating Earn Out Revenue, but the subsequent resale of such Earn Out Products and Services by such Affiliate or licensee to a third party shall be included within the computation of Earn Out Revenue.

“Environmental Law” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, Orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of hazardous substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect, in effect at any time.

“Equityholder” means each Seller, each holder of a Cancelled Option and each holder of a Company Warrant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person (whether or not incorporated) other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Final and Binding” means, with respect to any calculation or determination, that such calculation or determination shall have the same preclusive effect for all purposes as if such calculation or determination had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction.

“Fraud” means with respect to any Seller that (a) a representation and warranty set forth in this Agreement or in any certificate delivered pursuant to this Agreement was, after taking into account any exceptions to such representation or warranty set forth in the Disclosure Schedules, false when made, (b) such Seller had actual knowledge that such representation and warranty was false when made, and (c) such

Seller intended another Person party to this Agreement to rely on such representation and warranty in determining to consummate the transactions contemplated by this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Entity of any nature (including any governmental agency, branch, bureau, commission, department, instrumentality, office, political subdivision or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing.

“Indebtedness” means, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith):  (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such person; (h) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; and (j) with respect to the Company, the net amount of any obligation or liability of the Company to any Seller or Affiliate of any Seller (except for compensation payable to any such Seller in the ordinary course of business for such Seller’s services as an employee of the Company).

“Indebtedness Amount” means the aggregate amount of all Indebtedness of the Company outstanding as of immediately prior to the Closing.

“Intellectual Property” means trademarks, trade dress, corporate names, slogans, all translations, adaptations, derivations and combinations of the foregoing, together with all goodwill associated with each of the foregoing, patents and patent applications, inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, trade secrets, technology, discoveries, improvements, specifications, designs, formulae, techniques, technical data and manuals, research and development information, know how, methods and processes, copyrights and copyrightable works (including, without limitation, computer software, whether in source code or executable code, data, databases and documentation), proprietary information and data, all other intellectual property and registrations and applications for any of the foregoing.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“Knowledge” means with respect to any Person the actual knowledge after reasonable inquiry of any director, governing body member or executive officer of such Person; provided, that, in the case of the Company, “Knowledge” means the actual knowledge after reasonable inquiry of each of the persons set forth on Schedule 7.2(c) of the Disclosure Schedules.

“Law” means any Permit, statute, constitution, principle of common law, law, treaty, ordinance, edict, decree, regulation, rule, ruling, code, order, temporary restraining order, judgment, injunction, enforcement action or consent decree, issued, promulgated or entered by any arbitrator with binding authority or Governmental Entity.

“Liability” means any liability, indebtedness, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other Losses (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, hypothecation, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), option, right of first refusal, right of first offer or other similar preemptive right, charge, encumbrance, lien, easement, right of way, covenant, condition or restriction or other similar arrangement or interest in tangible or intangible property.

“Losses” any and all losses, liabilities, actions, causes of action, costs, Taxes, damages or expenses, whether or not arising from or in connection with any Third-Party Claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), but specifically excluding any lost profits and consequential, incidental or punitive damages, provided however, “Losses” shall include consequential damages that are reasonably foreseeable and punitive damages actually paid by a party to this Agreement to a third-party.

“Material Adverse Effect” means any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events occurrences and circumstances, results in, or could reasonably be expected to result in, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, or Liabilities of the Company, taken as a whole, or on the ability of the Sellers or the Company to perform their respective obligations hereunder or to consummate the transactions contemplated hereby, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industry in which the Company operate, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable Law or accounting rules or principles, including changes in GAAP, (e) any other action required by this Agreement or the other Transaction Documents, or (f) the announcement of the transactions contemplated by this Agreement and the other Transaction Documents; provided that with respect to clauses (a), (b), (c) and (d), only to the extent that any such change, event, occurrence or circumstance does not affect the Company, taken as a whole, in a substantially disproportionate manner.

“Non-Compete Parties” means those persons listed on Schedule 7.2(d) of the Disclosure Schedules.

“Open Source Software” means computer software  licensed, provided, or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) including the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), Mozilla Public License or other similar licensing regimes.

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Entity or arbitrator with binding authority.

“Permit” means any approval, exemption, consent, ratification, registration, waiver, authorization, license, permit, certificate or clearance issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and reflected on the Financial Statements in accordance with GAAP; or (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the Company, taken as a whole.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Information” means (i) all information regarding or capable of being associated with an individual consumer or device, including information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier, medical, health or insurance information, gender, date of birth, photograph, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, and (ii) any other information or data considered to be personally identifiable information under applicable Laws.

“Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (ii) each employment, consulting, advisor or other service agreement or arrangement, (iii) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (iv) each compensatory stock option, restricted share, performance share, share appreciation, deferred share or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (v) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition,  vacation, paid-time-off, other welfare fringe benefit and (vi) each other employee benefit plan, program or arrangement to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof, in each case that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has or may reasonably be expected to have any obligation or liability, whether actual or contingent, direct or indirect.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Preferred Stock” means the Series A Preferred Stock, the Series A-1 Preferred Stock, and the Series A-2 Preferred Stock of the Company.

“Pro Rata Portion” means with respect to each payment made by or to each Equityholder under this Agreement, each such holder’s portion of such payment, expressed as a percentage, pursuant to the Charter, as applicable, (with each share of Common Stock subject to a Company Warrant treated as an outstanding share for such purpose) and set forth in the Payment Spreadsheet, updated from time to time by the Seller Representative in accordance with this Agreement.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Registered IP” means all Company IP that is registered, filed, or issued under the authority of any Governmental Entity or domain name registrar, including all patents, registered copyrights, registered trademarks, registered databases, and domain names, and all applications for any of the foregoing.

“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of any of the Company; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

“Series A Preferred Stock” means shares of the Series A Preferred Stock, $0.0001 par value of the Company.

“Series A-1 Preferred Stock” means shares of the Series A-1 Preferred Stock, $0.0001 par value of the Company.

“Series A-2 Preferred Stock” means shares of the Series A-2 Preferred Stock, $0.0001 par value of the Company.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Target Working Capital” means an amount equal to $1,700,000.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, branch profits, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” shall mean any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, filed or required to be filed with any Tax Authority.

“Transaction Documents” means this Agreement, the Paying Agent Agreement, the Non-Competition Agreements, the Employment Letters, and the Contracts and other documents contemplated to be delivered or executed in connection herewith.

“Working Capital” means, as of any date of determination, the current assets (excluding Closing Cash) less the current liabilities of the Company and all Company Subsidiaries as calculated according to the methodology set forth on Schedule 7.2(b) of the Disclosure Schedules; provided that the definition of “Working Capital” shall not include (a) the Indebtedness Amount (b) the Company Transaction Expenses, and (c) Tax assets or liabilities.

Article VIII.
MISCELLANEOUS

8.1Release

.

(a)Each Seller and on behalf of himself, herself or itself and each of his, her or its Affiliates, heirs, administrators, estates, executors, personal representatives, successors and assigns, or other Person or entity claiming by, through, or under any of the foregoing (collectively, the “Releasing Party”), does hereby unconditionally and irrevocably release and forever discharge the Company and its Affiliates, heirs, administrators, estates, employee benefit plans and their fiduciaries, predecessors, officers, directors, stockholders, agents, executors, personal and other representatives, successors and assigns (collectively, the “Released Parties”), effective as of the date hereof, from any and all actions, causes of action, complaints, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise (“Claims”), that the Releasing Party now has, may ever have had in the past or may have in the future against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the date hereof, in each case that arise from or out of, are based upon or relate to (i) the Releasing Party’s capacity as a current or former stockholder of the Company, an officer, director, manager, employee or agent of any of the Released Parties, including, without limitation, any and all Claims that the Releasing Party may have against any of the Released Parties with respect thereto whether pursuant to any contract or agreement breach or alleged breach of fiduciary duty or otherwise and (ii) the negotiation or execution of this Agreement or any of the other documents referenced in this Agreement, or the consummation of any of the transactions contemplated hereby or thereby; provided, however, that nothing contained in this Section 8.1 shall modify, waive, replace, supersede, or impair in any way (1) any claims of any Releasing Party under this Agreement, or any other Transaction Document to which such Releasing Party is a party or (2) any claims of any Releasing Party as of the date hereof under or to: (i) any earned but unpaid wages or consulting fees, (ii) any right to reimbursement of business expenses incurred as of the date hereof that are reimbursable in accordance with the applicable Company policy, (iii) any accrued but unused vacation or paid-time-off days in accordance with the applicable Company policy, (iv) accrued or vested benefits the Releasing Party may have, if any, under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) any indemnification or other protections owing to the Releasing Party under the Company’s organizational documents, any indemnification agreement between the Company and such Releasing Party or under any directors’ and officers’ liability insurance policy maintained by the Company, or (vi) any applicable Law that cannot be waived as a matter of law, (all Claims described in (1) and (2), “Excluded Claims”). The undersigned understands that this is a full and final general release of all such claims, demands, causes of action and liabilities of any nature whatsoever, other than Excluded Claims, whether or not known, suspected or claimed, that could have been asserted in any Action against any of the Released Parties.

(b)Each Releasing Party acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)Each Releasing Party hereby irrevocably and unconditionally waives and relinquishes any rights and benefits that such Releasing Party may have under Section 1542 or any similar or analogous statute or common law principle of any jurisdiction. Each Releasing Party acknowledges that he or she may hereafter discover facts in addition to or different from those that such Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is each Releasing Party’s intention to fully and finally and forever settle and release any and all Claims (other than Excluded Claims) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

8.2No Third-Party Beneficiaries

.

(a)This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that any Person that is not a party to this Agreement but, by the terms of Article VI, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

8.3Entire Agreement

.  This Agreement, including the exhibits hereto and the Disclosure Schedules, and the other Transaction Documents, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

8.4Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of Law, through a change in control or otherwise) by the Company or the Sellers without the prior written consent of the Buyer. Buyer may assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of any Seller to (a) any Affiliate of the Buyer so long as the Buyer remains liable for any obligations to the Sellers under this Agreement, (b) any third-party that is the continuing entity after a consolidation or merger with the Buyer or the Company and any direct or indirect purchaser of all or substantially all of the assets of Buyer or the Company so long as proper provision is made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Agreement.

8.5Counterparts

.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.6Titles

.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.7Notices

.  All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered; (ii) if transmitted by electronic mail; (iii) the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and (iv) five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to the Sellers or the Seller Representative:

63494 157th Avenue
Kellogg, Minnesota 55945
Attention: Scott Schwalbe

E-mail: scttschwlb@yahoo.com

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500

Minneapolis, Minnesota 55402
Attention: Brian W. Kensicki

E-mail: bkensicki@winthrop.com

If to the Buyer or the Company:

Airgain, Inc.

3611 Valley Centre Drive, #150

San Diego, CA 92130
Attention: Legal Department

E-mail: jbirchak@airgain.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor,

Costa Mesa, California 92626

Attention:  Daniel E. Rees

Email:  daniel.rees@lw.com

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other mean, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

8.8Governing Law

.  This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.9Consent to Jurisdiction

.

(a)Jurisdiction and Venue. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in the city of Wilmington in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.7.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

(b)Waiver of Trial by Jury

.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9(b).

8.10Amendment or Modification

.  This Agreement may not be amended except in a written instrument executed by the Buyer and the Seller Representative.  No amendment, supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.

8.11Waivers

.  Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

8.12Specific Performance

.  The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Subject to the following sentence, the parties acknowledge and agree that (a) each of the Buyer and the Seller Representative shall be entitled to seek an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without proof of damages, this being in addition to any other remedy to which the Parties are entitled under this Agreement and (b) the right of specific enforcement in favor of the Buyer and the Seller Representative is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement.  Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that neither the Buyer nor the Seller Representative, when seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12, shall be required to provide any bond or other security in connection with any such Action.  The Parties hereto hereby acknowledge that, other than the Buyer and the Seller Representative, no other party or any of its Affiliates shall be entitled to enforce specifically the terms and provisions of this Agreement.

8.13Cumulative Remedies

.  All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.14Press Releases

.  The timing and content of all press releases and other public announcements to the Company’s customers, vendors and employees relating to the transactions contemplated by the Transaction Documents shall be determined by the Buyer; provided, that any party hereto may make any public disclosure required by Law (in which case the disclosing party will use its reasonable best efforts to advise the other parties hereto prior to making the disclosure).

8.15Expenses

.    Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses.  All such Company-borne expenses shall be accrued for consistent with GAAP and reflected in the Draft Closing Date Balance Sheet (other than the Buyer’s expenses); provided, that if the transactions contemplated by the Transaction Documents are not consummated, each of the Buyer and the Company shall pay all of its own fees and expenses.

8.16Construction

.

(a)Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b)The Disclosure Schedules are hereby incorporated by reference into the Sections in which they are directly referenced and nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedules does not and shall not be deemed to create or imply a standard of materiality hereunder.  The Section headings contained herein are for reference purposes only and do not broaden or otherwise affect any of the provisions of the Agreement.

8.17Severability of Provisions

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

8.18Seller Representative

.

(a)The Seller Representative, in such capacity, has no obligation to incur or pay any expense in connection herewith, including that the Seller Representative, in such capacity, has no obligation (indemnification or otherwise) for any Loss of any other party or any Seller.  However, if the Seller Representative is also a Seller, then the Seller Representative in his capacity as a Seller has all rights and liabilities with respect hereto as such.

(b)The Buyer and, following the Closing, the Company will be entitled to rely on all statements, actions, representations and decisions of the Seller Representative as being the binding acts of all Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than communication regarding termination or replacement of the Seller Representative pursuant to this Section 8.18).  The Buyer’s or, following the Closing, the Company’s obligation to make any payment to or for the benefit of any Seller under or in connection with this Agreement is to make such payment to the Sellers Representative or the Paying Agent, as described herein.  If such payment is properly made, then the Buyer or, following the Closing, the Company will be entitled to rely conclusively and without independent verification on the Seller Representative making further payment, and the Seller Representative will make all of such payments, each in the proper amount, to the proper Persons.

(c)Without limiting the foregoing terms of this Section 8.12 and without limiting the terms of, or being limited by the terms of (and this will survive the execution and delivery of), the follow will apply:

(i)By virtue of a Seller’s execution and delivery of this Agreement and without any Seller needing to take any further act, such Seller irrevocably constitutes and appoints Scott Schwalbe as the Seller Representative or, if applicable, any successor to such Person appointed pursuant to this Agreement as the sole, exclusive and true and lawful agent, representative and attorney-in-fact for such Seller and for each other applicable Seller with full power of substitution or resubstitution, solely for the purposes set forth in this Agreement, such appointment being coupled with an interest and irrevocable.  This power of attorney will not be affected by and will survive the subsequent death, disability or incapacity of each of the Sellers.

(ii)The Seller Representative has the sole and exclusive right and authority to act for, in the name of and on behalf of each Seller under this Agreement and regarding the Sellers Expense Amount and in connection with any transaction or action contemplated herein or therein.  Each Seller will be absolutely and irrevocably bound by all statements, directions, instructions, actions, representations, decisions and determinations of the Seller Representative in such capacity.  The Seller Representative may, and is permitted to, act in its capacity as the Seller Representative in a manner that the Seller Representative believes to be in the best interest of the Sellers taken as a whole (consistent with this Agreement).  Neither the Seller Representative nor any of the Seller Representative’s agents or representatives will be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken, except in the case of the Seller Representative’s bad faith or willful misconduct.  The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by the Seller Representative and will not be liable to any Seller for any action taken or omitted to be taken in good faith by the Seller Representative in accordance with the advice of such counsel, accountants or experts.  As to any matters not expressly provided for in this Agreement, the Seller Representative will not be required to exercise any discretion or take any action.  In all matters relating to this Agreement, the Seller Representative will be the only Person entitled to assert the rights of the Sellers.  By executing and delivering this Agreement, each Seller confirms and ratifies all that the Seller Representative will do or cause to be done in the capacity of the Seller Representative.

(iii)The Seller Representative may resign at any time.  The Seller Representative may be changed or replaced, and any vacancy in the position of the Seller Representative may be filled, in each case by affirmative action of the Sellers holding a majority of the economic interests in the remaining portion of the Sellers Expense Amount.  No bond will be required of the Seller Representative.  The Seller Representative promptly will inform the Buyer of any such resignation or other change.

(iv)The Sellers will indemnify, defend and hold harmless the Seller Representative from and against all Losses of the Seller Representative arising out of or resulting from any action taken or omitted to be taken by the Seller Representative in such capacity, other than Losses from the Seller Representative’s bad faith or willful misconduct (including without limitation that the Seller Representative may withdraw such indemnification from the Sellers Expense Amount).  The Seller Representative will not be liable to any Seller for any act done or omitted under this Agreement as the Seller Representative unless such action or omission results from or arises out of bad faith or willful misconduct of the Seller Representative.  The Sellers will reimburse the Seller Representative for all out‑of‑pocket expenses incurred by the Seller Representative in such capacity, but the Seller Representative will not be entitled to any compensation for any such services rendered in its capacity as the Seller Representative.  The obligations in this Section 8.18(c)(iv) will be satisfied severally and not jointly by the Sellers in proportion to each Seller’s Pro Rata Portion.

(v)The Buyer and, following the Closing, the Company are entitled to conclusively and absolutely rely, without inquiry, on all statements, actions, representations and decisions of the Seller Representative as being the binding acts of all of the Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than communication regarding termination or replacement of the Seller Representative pursuant to the terms of this Agreement).  The Buyer’s or, following the Closing, the Company’s obligation to make any payment to or for the benefit of any Seller under or in connection with this Agreement is to make such payment to the Seller Representative or the Paying Agent, as described in this Agreement.  If such payment is properly made, then Buyer or, following the Closing, the Company will be entitled to rely conclusively and without independent verification on the Seller Representative making further payment, and the Seller Representative will make all of such payments, each in the proper amount, to the proper Persons.

(vi)The Seller Representative has no obligation of any nature (fiduciary or other) to obtain or maximize any interest, appreciation, income or other earnings for any Seller with respect to this Agreement, the Sellers Expense Amount or otherwise.

(vii)The actions taken by the Seller Representative may include, but are not limited to:  (i) give and receive notices and communications pursuant to this Agreement and make and receive service of process in any proceeding arising out of or related to this Agreement, and institute or defend any proceeding; (ii) agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution with respect to, any proceeding or other dispute arising out of or related to this Agreement, and comply with orders of courts and awards of arbitrators with respect to such claims; (iii) effect any amendment to this Agreement that Sellers Representative deems necessary or desirable; (iv) execute and deliver on behalf of any Seller all documents that may be executed and delivered pursuant to this Agreement; and (v) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing.

8.19Sellers Expense Amount.  The Seller Representative will make payments from the Sellers Expense Amount pursuant to the applicable terms of this Agreement or the Transaction Documents.  The Sellers Expense Amount will be used by the Seller Representative only under or in connection with this Agreement and the transactions contemplated herein, and neither the Buyer nor any of the Buyer Indemnified Parties will have any control over, or right to receive, any information relating thereto.  Uses of the Sellers Expense Amount include (a) indemnification, payment or reimbursement of the Seller Representative relating hereto, (b) payment or reimbursement of expenses incurred by the Seller Representative relating hereto (including the conduct of any defense by the Sellers), (c) payment or reimbursement of the fees and costs of professional advisors incurred by the Seller Representative relating hereto or (d) satisfying any obligation among any of the Sellers, including under Section 6.2(c).  No breach of this Section 8.19 by the Seller Representative will in any way affect the Buyer’s right to indemnification hereunder and no Seller will use the Seller Representative’s breach of this Section 8.19 as a defense against any claim of the Buyer hereunder. For Tax purposes, the Sellers Expense Amount will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. Upon any distribution of the Sellers Expense Amount, the Company Transaction Expenses that arise in connection with such payment from the Sellers Expense Amount shall be paid to Buyer and Buyer shall cause the portion of the Sellers Expense Amount, if any, designated for the holders of Cancelled Options to be paid to such holders through payroll.

8.20Attorney Client Privilege.  The Buyer, on behalf of itself and (after the Closing) the Company, except as otherwise set forth in this Section 8.20, expressly and knowingly (a) acknowledges and agrees that all attorney-client privileged communications prior to Closing between Winthrop & Weinstine, P.A. (“Sellers’ Counsel”) and the Sellers or the officers, directors, representatives, agents and employees of the Company solely in connection with the transactions contemplated by this Agreement (collectively, the “Privileged Communications”) are subject to the sole and absolute control of the Sellers, (b) waives any and all rights to obtain or otherwise control the disclosure of the Privileged Communications and (c) covenants and agrees not to assert any rights whatsoever with respect to the Privileged Communications.  The parties further agree that notwithstanding any Law or rules to the contrary, all Privileged Communications will, at the discretion of the Sellers, remain privileged after Closing and such privilege shall belong to the Sellers and not the Company.  Notwithstanding the foregoing in this Section 8.20, in the event a dispute arises between the Buyer and any of its Affiliates (including the Company), on the one hand, and a third party (other than a Seller), on the other hand, after the Closing, the Buyer and/or the Company may assert the attorney-client and work product privilege and/or expectation of client confidence to prevent disclosure of Privileged Communications to such third party.  For the avoidance of doubt, nothing contained in this Section 8.20 (i) waives or transfers any attorney-client privilege to the extent relating to Sellers’ Counsel representing the Company with respect to any of their operations, businesses, assets or liabilities in each case, other than matters related in any way to the negotiation, documentation or consummation of the transactions contemplated hereby, and such attorney-client privilege shall continue to be the privilege of the Company and Sellers’ Counsel shall not reveal or disclose attorney-client privileged documents with respect to such operations, businesses, assets or liabilities to any Person other than the authorized representatives of the Company without the prior approval of the Company; or (ii) subject to the attorney-client privilege with respect to the Privileged Communications retained by or transferred to the Sellers as expressly set forth in this Section 8.20, shall limit any right of the Buyer or any of its Affiliates (including, after the Closing, the Company) to obtain any communications, files or other information in connection with any dispute to the extent permitted by the applicable rules of discovery.  In addition, the parties hereto acknowledge and agree that Sellers’ Counsel has acted as counsel to the Sellers and the Company in connection with the transactions contemplated by this Agreement.  Buyer, on its and (after the Closing) the Company’s behalf, expressly and knowingly consents to Sellers’ Counsel representing the Sellers in any matter after the Closing that is or may be adverse to the Buyer or the Company in any matter arising out of this Agreement.  This consent constitutes an advance waiver of any conflict of interest claim against Sellers’ Counsel as a result of such firm representing the Company and the Sellers prior to or at the Closing in connection with the transactions contemplated by this Agreement.

***

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER

AIRGAIN, INC.

By:/s/ Jacob Suen
Name:Jacob Suen
Its: President and Chief Executive Officer

COMPANY

NIMBELINK CORP.

By:/s/ Scott Schwalbe
Name:Scott Schwalbe
Its: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER REPRESENTATIVE

By:	/s/ Scott Schwalbe Scott Schwalbe

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Michael Brown

By:	/s/ Michael Brown

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Amended and Restated Chamberlain Family Trust De

Anne Budde

By:	/s/ De Anne Budde

Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Craig D. Norman

By:	/s/ Craig D. Norman

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Arthur Felgate

By:	/s/ Arthur Felgate

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

William Bartley

By:	/s/ William Bartley

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

The Trust Agreement of Dean and De Anne Budde

By:	/s/ De Anne Budd
Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Scott Schwalbe

By:	/s/ Scott Schwalbe

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Russell S. King

By:	/s/ Russell S. King

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Neil W. Brown

By:	/s/ Neil W. Brown

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Mark Sinderson

By:	/s/ Mark Sinderson

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Mark Meadows

By:	/s/ Mark Meadows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Harry S. Noel

By:	/s/ Harry S. Noel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Joel R. Duray and Debra A. Duray

By:	/s/ Joel R. Duray

By:	/s/ Debra A. Duray

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Kurt Larson

By:	/s/ Kurt Larson

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Kurt Larson

By:	/s/ Kurt Larson
Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

FIRST ANALYSIS PRIVATE EQUITY FUND V, L.P.

By: First Analysis Private Equity Management V-B,

L.L.C., its General Partner

By: First Analysis Private Equity Management V-A,

L.L.C., its Managing Member

By: First Analysis Venture Operations & Research,

L.L.C., its Managing Member

By: First Analysis Corporation, its Manager

By:	/s/ Howard Smith
Howard Smith
Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

FIRST ANALYSIS PRIVATE EQUITY FUND V-A, L.P.

By: First Analysis Private Equity Management V-B,

L.L.C., its General Partner

By: First Analysis Private Equity Management V-A,

L.L.C., its Managing Member

By: First Analysis Venture Operations & Research,

L.L.C., its Managing Member

By: First Analysis Corporation, its Manager

By:	/s/ Howard Smith
Howard Smith
Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

FIRST ANALYSIS PRIVATE EQUITY FUND V-C, L.P.

By: First Analysis Private Equity Management V-B,

L.L.C., its General Partner

By: First Analysis Private Equity Management V-A,

L.L.C., its Managing Member

By: First Analysis Venture Operations & Research,

L.L.C., its Managing Member

By: First Analysis Corporation, its Manager

By:	/s/ Howard Smith
Howard Smith
Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

Debra Larson

By:	/s/ Debra Larson

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

The Trust Agreement of Dean and De Anne Budde

By:	/s/ Dean Budde
Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

David Hubbard

By:	/s/ David Hubbard

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

John A. Young

By:	/s/ John A. Young